Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

MIDATECH PHARMA PLC,

MIDATECH PHARMA US INC.,

AND

KANWA HOLDINGS, LP

DATED SEPTEMBER 26, 2018

ii

5.6	Compliance with Laws; Permits.	25
5.7	Regulatory Matters.	26
5.8	Personal Property	27
5.9	Real Property.	28
5.10	Intellectual Property	28
5.11	Absence of Certain Changes or Events	30
5.12	Contracts.	32
5.13	Litigation	34
5.14	Employee Benefit Matters	34
5.15	Labor and Employment Matters.	36
5.16	Environmental, Health and Safety Matters	38
5.17	Liability for Brokers’ Fees	38
5.18	Insurance	38
5.19	Transactions with Affiliates	39
5.20	Bank Accounts	39
5.21	Certain Disclaimers	39
5.22	Indebtedness.	40
5.23	Business Continuity	40
5.24	Customers and Suppliers.	40
5.25	Warranty	41
5.26	Product Liability	42
5.27	Solvency	42
ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		42
6.1	Organization and Good Standing	43
6.2	Power	43

iii

6.3	Authority and Enforceability	43
6.4	No Conflicts	43
6.5	Liability for Brokers’ Fees	43
6.6	Consents; Approvals	43
6.7	Litigation	43
6.8	Availability of Funds	44
6.9	Investment Intent	44
6.10	Independent Investigation	44
ARTICLE VII. COVENANTS OF THE PARTIES		44
7.1	Conduct of the Business	44
7.2	Access	46
7.3	Consents and Required Notices	47
7.4	Director and Officer Liability and Indemnification	47
7.5	Public Announcements	48
7.6	Employee Matters	48
7.7	Seller’s Post-Closing Access to Records	50
7.8	Acquisition Proposal.	50
7.9	Further Assurances	52
7.10	Confidentiality	52
7.11	Seller Shareholder Approval.	52
7.12	Restrictive Covenants	53
7.13	FDA Cooperation	54
ARTICLE VIII. TAX MATTERS		54
8.1	Tax Returns	54
8.2	Straddle Period	55

iv

8.3	Certain Post-Closing Payments and Benefits	55
8.4	Transfer Taxes	55
8.5	Cooperation on Tax Matters	55
8.6	Post-Closing Actions	56
8.7	Tax Proceedings	56
ARTICLE IX. CONDITIONS TO CLOSING		56
9.1	Conditions to the Obligations of the Seller and the Company	56
9.2	Conditions to the Obligations of Purchaser	57
ARTICLE X. INDEMNIFICATION		59
10.1	Indemnification.	59
10.2	Indemnification Actions	61
10.3	Limitation on Actions.	62
10.4	Setoff	64
ARTICLE XI. TERMINATION		64
11.1	Termination	64
11.2	Effect of Termination	66
11.3	Remedies	66
ARTICLE XII. MISCELLANEOUS		66
12.1	Notices	66
12.2	Amendments and Waivers.	67
12.3	Fees and Expenses	68
12.4	Successors and Assigns	68
12.5	Governing Law	68
12.6	Consent to Jurisdiction; Governing Law	68
12.7	WAIVER OF JURY TRIAL	68

v

12.8	Counterparts	69
12.9	Third Party Beneficiaries	69
12.10	Entire Agreement	69
12.11	Captions	69
12.12	Severability	69
12.13	Specific Performance	69
12.14	Legal Representation	69

vi

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of September 26, 2018 (this “Agreement”), by and among Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (the “Seller”), Midatech Pharma US Inc., a Delaware corporation (the “Company”), and Kanwa Holdings, LP, a Delaware limited partnership (the “Purchaser”). The Seller, the Company and the Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Seller owns all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of the Company; and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares, in the manner and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE I.

DEFINITIONS

1.1           Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.

“$” means United States dollars.

“2018 100% Gelclair Products Target” means $5,230,000.

“2018 100% MPUS Products Target” means $11,340,000.

“2018 100% Zuplenz Products Target” means $4,180,000.

“2018 90% Gelclair Products Target” means $4,710,000.

“2018 90% MPUS Products Target” means $10,206,000.

“2018 90% Zuplenz Products Target” means $3,760,000.

“2018 Gelclair Earnout Payment” is defined in Section 2.3(d).

“2018 MPUS Earnout Payment” is defined in Section 2.3(c).

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“2018 MPUS Product Target Amount” shall mean, as applicable, the 2018 100% Gelclair Products Target, the 2018 100% Zuplenz Products Target, the 2018 Oravig Products Target, and/or the 2018 Soltamox Products Target.

“2018 Oravig Products Target” means $842,000.

“2018 Soltamox Products Target” means $1,088,000.

“2018 Zuplenz Earnout Payment” is defined in Section 2.3(e).

“2019 100% Gelclair Products Target” means $6,040,000.

“2019 100% MPUS Products Target” means $14,180,000.

“2019 100% Zuplenz Products Target” means $5,880,000.

“2019 90% Gelclair Products Target” means $5,430,000.

“2019 90% MPUS Products Target” means $12,760,000.

“2019 90% Zuplenz Products Target” means $5,300,000.

“2019 MPUS Product Target Amount” shall mean, as applicable, the 2019 100% Gelclair Products Target, the 2019 100% Zuplenz Products Target, the 2019 Oravig Products Target, and/or the 2019 Soltamox Products Target.

“2019 Oravig Products Target” means $880,000.

“2019 Soltamox Products Target” means $1,380,000.

“Acquisition Proposal” shall mean any bona fide, written inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues or net income of the Company, or 25% or more of the aggregate equity interests of the Company, (b) any tender offer or exchange offer that if consummated would result in any Person, other than Seller, beneficially owning 25% or more of the aggregate equity interests of the Company, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 25% or more of the aggregate equity interests or assets of the Company, in each case, other than the transactions contemplated by this Agreement.

“Action” means any action, order, writ, injunction, or claim, suit, litigation, proceeding, arbitration, mediation, audit, investigation or dispute (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body.

“Adverse Recommendation Change” has the meaning set forth in Section 7.8(a).

2

“Affiliate” with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, with “control” (including the terms “controlled by” and “under common control with”) in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person, whether through the ownership of voting securities or other equity rights, pursuant to a written agreement, or otherwise.

“AIM” means the AIM Market of the London Stock Exchange.

“AIM Rules” means the rules for AIM companies published by the London Stock Exchange and the rules for nominated advisers to AIM companies published by the London Stock Exchange, as in effect on or prior to the Closing Date.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means with respect to each party, all of the agreements, certificates, instruments and other documents being executed and delivered by such party pursuant to Article IX of this Agreement.

“Applicable Area” means any country in which the Company or any of its Subsidiaries engaged in the Business prior to the Closing Date.

“Authorized Officer” means, with respect to any act to be performed or duty to be discharged by any Person which is not an individual, any officer or other representative thereof then authorized to perform such act or discharge such duty.

“Benefit Plan” has the meaning set forth in Section 5.14(a).

“Business” means the business of selling, distributing or providing finished drug products designed to treat emesis, mucositis, candidiasis and products indicated to treat side-effects and adverse events experienced by patients undergoing treatment for any oncology indication or condition, with the exception of any product (i) containing Octreotide or (ii) developed internally by Seller.

“Business Day” means each calendar day except Saturdays, Sundays and/or any other day on which banks are generally closed for business in New York, New York or in London, England.

“Circular” means the circular to be published by the Seller setting out, among other things, the notice of General Meeting and the Resolution.

“Circular Distribution” has the meaning set forth in Section 7.11(a).

“Claim Notice” has the meaning set forth in Section 10.2(b).

“Closing” has the meaning set forth in Section 3.1(a).

“Closing Amount” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 3.1(b).

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“COBRA” has the meaning set forth in Section 7.6(c).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Confidentiality Agreement” means that certain Mutual Confidentiality and Non-Disclosure Agreement dated March 6, 2018, by and between Seller and the Purchaser.

“Continuing Employees” has the meaning set forth in Section 7.6(a).

“Contract” means any oral or written contract, obligation, indenture, note, bond, understanding, commitment, lease, license, purchase order, bid, commitment, plan, arrangement, policy, instrument or other agreement.

“Customer” means any Person who (a) purchased products in the Business from the Company or any of its Subsidiaries since December 7, 2015, (b) was called upon or solicited (other than in the form of customary general advertising) by the Company or any of its Subsidiaries since December 7, 2015 to purchase products in the Business, or (c) was a distributor or wholesaler of products in the Business for the Company or any of its Subsidiaries since December 7, 2015.

“Damages” shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and any reasonable fees and expenses of attorneys; provided, however, that no Indemnified Person shall be entitled to indemnification under Section 10.1 for, and “Damages” shall not include (a) any punitive, exemplary or special damages (other than punitive, exemplary, or special damages suffered by Persons other than Indemnified Persons for which an Indemnified Person has been held liable) and (b) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Person after the Closing Date.

“Deductible” has the meaning set forth in Section 10.3(c).

“Disclosure Schedules” has the meaning set forth in the preamble to Article V.

“Dispute Notice” has the meaning set forth in Section 2.3(h).

“Earnout” has the meaning set forth in Section 2.3(a).

“Earnout Statement” has the meaning set forth in Section 2.3(f).

“Earnout Statement Review Period” has the meaning set forth in Section 2.3(g).

“Eligible Insurance Proceeds” has the meaning set forth in Section 10.3(e).

4

“Employees” has the meaning set forth in Section 5.15(a).

“Encumbrance” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, order, community property interest, equitable interest, option, warrant, right of first offer or refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Enforceability Exceptions” has the meaning set forth in Section 4.1.

“Environmental, Health and Safety Laws” means all Laws relating to pollution or contamination or the protection of human health, safety or the environment, including without limitation relating to worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, or radiation, each as in effect on or prior to the Closing Date.

“ERISA” has the meaning set forth in Section 5.14(a).

“ERISA Affiliate” has the meaning set forth in Section 5.14(a).

“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

“FDA Permits” has the meaning set forth in Section 5.7(a).

“FDA Regulated Product” means any product or component that is subject to the FDCA and other Laws administered or enforced by the FDA that is developed, formulated, manufactured, marketed, promoted, distributed, shipped, imported, exported, sold, offered for sale or otherwise commercialized directly or indirectly by the Company.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C.§301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto), as in effect on or prior to the Closing Date.

“Formulary” means a list of FDA-approved prescription brand name or generic drugs covered by a Governmental Payor, prescription drug plan, managed care plan, commercial insurer or another insurance plan or pharmacy benefit management plan offering prescription drug benefits.

“Formulary Agreement” has the meaning set forth in Section 5.12(a)(viii).

5

“Financial Statements” has the meaning set forth in Section 5.4(a).

“First Measurement Period” means the 12-month period ending on December 31, 2018.

“Fundamental Representations” shall mean the representations and warranties set forth in Section 4.1 (Organization and Authority), Section 4.2 (Title), Section 5.1(a)-(c) inclusive (other than the last sentence of Section 5.1(c)) (Organization and Good Standing), Section 5.2 (Capitalization), the first sentence of Section 5.3(a) (Authority; No Conflicts; Consent), Section 5.5 (Taxes), Section 5.17 (Liability for Brokers’ Fees), Section 6.1 (Organization and Good Standing), Section 6.2 (Power), the first sentence of Section 6.3 (Authority and Enforceability), and Section 6.5 (Liability for Brokers’ Fees).

“Funded Indebtedness” means those items set forth on Section 5.22(a) of the Disclosure Schedules.

“GAAP” means generally accepted accounting principles in the United States.

“Gelclair” or “Gelclair Products” means the medical device cleared by the FDA under 510(K) number K013056, which the Company has exclusively licensed from Helsinn SA in the United States, and is currently marketed under the registered trademark “GELCLAIR.”

“General Meeting” means a general meeting of the Seller Shareholders to be convened by notice of the meeting contained in the Circular, for the purposes of, among other things, considering and passing the Resolution.

“Governmental Body” means any foreign, national, state, local, municipal, or other government, and any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and any court or governmental tribunal.

“Governmental Payor” means, as applicable, any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), and includes Medicare, Medicaid, TRICARE, CHAMPVA and any “state health care program” as defined in 42 U.S.C. §1320a-7(h).

“Healthcare Laws” shall mean all applicable healthcare Laws, including the FDCA, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), all criminal laws relating to health care fraud and abuse, including 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) (“HIPAA”); HIPAA as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the exclusion laws (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), all price collection and reporting requirements, including the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the VA Federal Supply Schedule (38 U.S.C. § 8126) or a U.S. Department of Veterans Affairs agreement, or under any state pharmaceutical assistance program and any successor government programs, and any similar federal, state, or foreign Laws which regulate healthcare fraud and abuse, price reporting, privacy and security, or applicable to the ownership, testing, development, manufacture, packaging, processing, use, advertising, sale, marketing, promotion, distribution, storage, import, export or disposal of the MPUS Products and NeutraSal, each as amended from time to time and as in effect on or prior to the Closing Date.

6

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board and as adopted by the European Union.

“Income Tax” means any federal, state, local, or non-U.S. income tax, including any interest, penalty, or addition thereto.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means as to any Person, without duplication: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including all obligations under noncompetition, consulting or similar arrangements); (d) capitalized lease obligations of such Person; (e) indebtedness or other obligations of others guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) all accrued but unpaid compensation or performance bonuses; (i) all owed or declared but unpaid dividends or distributions; (j) any intercompany payables or other intercompany indebtedness; (k) any interest expense accrued but unpaid on or relating to any of the above indebtedness; (l) any legal, administrative or similar expense relating to any of the above indebtedness; and (m) any prepayment penalties and premiums relating to any of the above indebtedness.

“Indemnified Pre-Closing Taxes” means (a) all Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries, in each case, for the Pre-Closing Tax Period; (b) any Taxes (or the non-payment thereof) of a member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign Law; and (c) any Taxes (or the non-payment thereof) of any other Person (other than the Company or its Subsidiaries) as a transferee or successor or pursuant to any contractual agreement entered into on or before the Closing Date or any Law which Taxes relate to an event or transaction occurring before the Closing; provided, however, that “Indemnified Pre-Closing Taxes” shall not include any Taxes consisting of, related to, or resulting from (x) a Code Section 338 election with respect to the Purchaser’s purchase of the Company’s capital stock pursuant to this Agreement, (y) any transactions occurring on the Closing Date after the Closing outside the Ordinary Course of Business (other than explicitly contemplated by this Agreement), or (z) any breach by the Purchaser or an Affiliate of Purchaser of Section 8.6.

7

“Indemnified Person” has the meaning set forth in Section 10.2(a).

“Indemnifying Person” has the meaning set forth in Section 10.2(a).

“Injunction” has the meaning set forth in Section 9.1(e).

“Intellectual Property” means all (a) patents, patent applications, patent disclosures and related extensions, continuations, continuations-in-part, divisions, reissues and reexaminations, (b) trademarks, service marks, domain names, logos, trade names, trade dress, corporate names and other identifiers of sources, together with the goodwill associated with each of the foregoing, (c) copyrights and copyrightable works, (d) registrations and applications for any of the foregoing, and (e) know-how, trade secrets, confidential and proprietary information.

“Interim Financial Statements” has the meaning set forth in Section 5.4(a).

“Interim Financial Statements Date” has the meaning set forth in Section 5.4(a).

“Investigational or Marketing Authorization” means the authority under applicable Laws granted by any Governmental Body, with appropriate competence in any particular jurisdiction, allowing any one or more entities to develop, test or investigate, market, sell, offer for sale, promote, and/or distribute any FDA Regulated Product in such jurisdiction, including without limitation any New Drug Application, Abbreviated New Drug Application, Investigational New Drug Application, and any approved supplements or additions to any of the foregoing.

“IRS” has the meaning set forth in Section 5.14.

“Knowledge” means (i) with respect to Seller, the actual knowledge, after reasonable inquiry concerning the matter at issue, of those individuals identified on Section 1.1(a) of the Disclosure Schedules, and (ii) with respect to the Company, the actual knowledge, after reasonable inquiry concerning the matter at issue, of those individuals identified on Section 1.1(b) of the Disclosure Schedules. It is understood and agreed that (i) a review of one’s files and (ii) a reasonable inquiry of such individual’s direct reports who have the responsibility for performing the function that is the subject of the particular representation, warranty or covenant, shall constitute reasonable inquiry.

“Law” means any law, statute, rule, regulation, ordinance, order, or code of any Governmental Body, as enacted or promulgated and in effect on or prior to the Closing Date.

“Leases” means all written or oral leases, subleases, licenses, concessions, agreements and other Contracts, including all amendments, extensions, renewals, guaranties, agreements and other Contracts with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Leased Real Property” has the meaning set forth in Section 5.9(a).

“London Stock Exchange” means The London Stock Exchange plc.

8

“Manufacture” or “Manufacturing” shall mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of an FDA Regulated Product, including clinical and commercial manufacture.

“Material Adverse Effect” means any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other facts, developments, events, circumstances, conditions, occurrences or effects, has, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (b) the ability of Seller to perform its obligations hereunder and consummate the transactions contemplated hereby; provided, however, for purposes of clause (a) above, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect:

(A)       any changes generally affecting the industries in which the Company and its Subsidiaries operate, to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries in which the Company operates;

(B)       any changes in the economy or the financial or capital markets generally, including changes in interest or exchange rates, to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries in which the Company operates;

(C)       changes in applicable Law or accounting standards or interpretations thereof, or changes in general legal, regulatory or political conditions, to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries in which the Company operates;

(D)       acts of war (whether or not declared), sabotage, armed hostilities or terrorism, or any escalation or worsening of any acts of war, sabotage, armed hostilities or terrorism, to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the principal industries in which the Company operates;

(E)       any failure by the Company to meet any internal or external projections, forecasts or revenue or earnings predictions (provided that the underlying cause of such failures (subject to the other provisions of this definition) shall not be excluded);

(F)       the announcement of the execution, or the pendency, of this Agreement or the performance of obligations under this Agreement; or

(G)       actions or inactions consented to by Purchaser.

“Measurement Period” means each of the First Measurement Period or the Second Measurement Period, as applicable.

“Most Recent Fiscal Year End” has the meaning set forth in Section 5.4(a).

9

“MPUS Products” means Gelclair, Oravig, Soltamox and Zuplenz, collectively.

“Net Sales” shall mean, with respect to any Measurement Period, the gross invoiced revenue of the Company, the Purchaser, their respective Affiliates and/or licensees to third parties from the sale of MPUS Products, Gelclair Products or Zuplenz Products, as applicable, for such period minus the following to the extent allocable to the sale of such applicable product and actually incurred, allowed or taken by the selling party: customary sales discounts, rebates, credits or allowances, chargebacks, cash discounts, returns, recalls and/or sales adjustments, patient copays, device taxes, and distribution costs, all of which shall be determined in accordance with U.S. generally accepted accounting principles. For the avoidance of doubt, Net Sales shall exclude products provided to third parties for clinical studies, compassionate use or as samples.

“Neutral Auditors” means a firm of nationally recognized independent public accountants mutually selected by the Purchaser and the Seller. The Purchaser and the Seller shall pay the fees and costs of the Neutral Auditors in inverse proportion to the aggregate amount in dispute for which each of them is successful.

“NeutraSal” means the supersaturated calcium product indicated for dryness of oral mucosa due to the use of drugs that suppress salivary secretion promoted by the Company pursuant to an agreement with Valeant Pharmaceuticals North America LLC, an affiliate of Bausch Health Companies Inc., which product is currently sold under the registered trademark “NEUTRASAL.”

“Notice of Insurance” has the meaning set forth in Section 10.3(e).

“Oravig” means an orally dissolving buccal tablet containing miconazole, a pharmaceutical product approved by the FDA as New Drug Application number N022404, owned by the Company and currently marketed under the registered trademark “ORAVIG.”

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practices of the Company and its Subsidiaries in taking or refraining to take any particular action (including with respect to the quantity and frequency thereof).

“Organizational Documents” means (a) any certificate or articles of incorporation or association, bylaws, certificate or articles of formation, limited liability company agreement, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Payment Event” means (a) the termination of this Agreement by (i) the Purchaser pursuant to Section 11.1(a)(vii); (ii) pursuant to Section 11.1(a)(ii)(C), but only to the extent an Adverse Recommendation Change occurred prior to such meeting, or (iii) the Seller pursuant to Section 11.1(a)(viii); or (b) if an Acquisition Proposal has been publicly announced or otherwise communicated to a member of senior management or the Seller Board (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of termination of this Agreement by the Seller pursuant to Section 11.1(a)(ii)(A), and within 12 months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by such Acquisition Proposal.

10

“PDUFA Waiver” has the meaning set forth in Section 7.13.

“Permit” means all permits, licenses, registrations, certifications, authorizations, approvals, consents, exemptions, waivers, variances, privileges and other authorizations of or by any Governmental Body that are required for the ownership or operation of the business of the Company and its Subsidiaries.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings, (b) Encumbrances imposed by applicable Law which are not yet due and payable and have arisen in the Ordinary Course of Business, (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (d) any Encumbrances the existence of which are reflected in the Interim Financial Statements, (e) actions, suits, proceedings, consent decrees, judgments, settlements and other similar matters set forth in the Disclosure Schedules, (f) zoning, building restrictions, easements, covenants, rights-of-way and other similar restrictions that do not adversely affect in any material respect the current use of the Company’s and its Subsidiaries’ assets, and all rights reserved to or vested in any Governmental Body to control or regulate any of the Company’s and its Subsidiaries’ assets in any manner, (g) workers’, carriers’ and mechanics’ or other like Encumbrances incurred in the Ordinary Course of Business, (h) Encumbrances that do not materially interfere with the present use of the properties they affect, and (i) Encumbrances set forth on Section 1.1(c) of the Disclosure Schedules.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Body or any agency, instrumentality or political subdivision of a Governmental Body, or any other entity or body.

“Pharmacy Benefit Manager” means any third party administrator for health maintenance organizations, managed care plans, commercial insurer, self-insured or any other insurance plan offering prescription drug benefits.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Product Disposition” has the meaning set forth in Section 2.4(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Benefit Plans” has the meaning set forth in Section 7.6(b).

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“Purchaser Indemnified Persons” means Purchaser and its Affiliates, and each of their respective directors, officers, employees, shareholders, agents, attorneys and representatives.

“Receivables” has the meaning set forth in Section 5.4(c).

“Records” has the meaning set forth in Section 7.2.

“Representatives” has the meaning set forth in Section 7.2.

“Resolution” has the meaning set forth in Section 7.11(b).

“Restricted Period” means a period of three (3) years following Closing.

“SEC” means the United States Securities and Exchange Commission.

“Second Measurement Period” means the 12-month period ending on December 31, 2019.

“Securities Act” has the meaning set forth in Section 6.9.

“Seller” has the meaning set forth in the Preamble.

“Seller Approval” has the meaning set forth in Section 7.11(b).

“Seller Board” means the Board of Directors of the Seller.

“Seller Board Recommendation” has the meaning set forth in Section 4.6.

“Seller Indemnified Persons” means Seller and its Affiliates, and each of their respective directors, officers, employees, shareholders, agents, attorneys and representatives.

“Seller Shareholders” mean the holders of Seller’s ordinary shares, nominal value £0.005 per share, from time to time.

“Setoff Amount” has the meaning set forth in Section 10.4.

“Settlement Amounts” has the meaning set forth in Section 2.2.

“Shares” has the meaning set forth in the Recitals.

“Special Indemnity Matter” means any Prescription Drug User Fee amounts owed to the FDA by the Company for the United States Federal government’s fiscal year ended September 30, 2018.

“Soltamox” means an oral liquid solution form of tamoxifen citrate, a pharmaceutical product approved by the FDA as New Drug Application number N021807, acquired by the Company from Rosemont Pharmaceuticals Ltd., and currently marketed under the registered trademark “SOLTAMOX.”

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“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (c) whose voting securities are more than 50% owned, directly or indirectly, by such specified Person.

“Superior Proposal” means any bona fide, written Acquisition Proposal (with the percentages set forth in the definition changed from 25% to 50%), on terms that the Seller Board determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that if consummated, is more favorable to the Seller or the Seller Shareholders from a financial point of view than the transactions contemplated by this Agreement taking into account all the terms and conditions of such proposal (including the expected timing, likelihood of consummation, financing and taking into account any governmental and other approval requirements) and this Agreement (including any revisions to this Agreement proposed by Purchaser in response to such proposal or otherwise), and (ii) that is reasonably capable of being consummated, without material modification, to the terms proposed, taking into account the identity of the Person or group of Persons making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal.

“Systems” has the meaning set forth in Section 5.23.

“Tax” and “Taxes” means all federal, national, state, foreign, and local and any other taxes of any kind whatsoever, including income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, value added, escheat or unclaimed property, payroll, employment, or withholding taxes or other assessments, duties, fees or charges imposed by any Tax Authority, including any interest, penalties or additional amounts which may be imposed with respect thereto whether disputed or not.

“Tax Authority” means any Governmental Body competent to impose any Tax in any jurisdiction.

“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the IRS or any other Tax Authority.

“Tax Return” means any return, report or other information required to be supplied to a Tax Authority in connection with Taxes.

“Third Party” means any Person other than Purchaser and its Affiliates and their respective Representatives.

“Third Party Claim” has the meaning set forth in Section 10.2(b).

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“Third Party Payor” shall mean, any Governmental Payor, private insurers, self-insured, health maintenance organization, managed care plans, and any other person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” shall mean all payment or reimbursement programs sponsored or maintained by any Third Party Payor.

“Transaction Bonuses” means any and all transaction, success, change-of-control or similar bonuses or compensation payable by the Company or any of its Subsidiaries to its respective employees, managers, directors or consultants as a result of the transactions contemplated by this Agreement and unpaid by the Company or any of its Subsidiaries as of the Closing, including the Company’s and its Subsidiaries’ share of social security and Medicare Taxes payable by the Company or its Subsidiaries with respect to any such bonuses.

“Transaction Expenses” means (a) all fees, expenses, costs, commissions and disbursements, outstanding as of the Closing, of any banker, broker, finder, financial advisor, consultant, accountant, legal counsel or similar representative or professional incurred by (i) the Company or its Subsidiaries or (ii) by the Seller to the extent the Company or any of its Subsidiaries is responsible for such fees, expenses, costs, commissions and disbursements of the Seller, in either case, in connection with this Agreement or the completion of the transactions contemplated by this Agreement, including any fees payable by the Company pursuant to Section 7.4, and (b) fees, costs, expenses and obligations due or payable at Closing or any time thereafter for intercompany obligations incurred on or prior to the Closing Date by the Company or any Subsidiary.

“Transfer Taxes” means all sales, use, transfer, real property transfer, recording, documentary, stamp, registration and equity transfer taxes and fees.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any substantially similar state or local law applicable to employment loss(es) triggered by a plant closing or mass layoff, each as in effect on or prior to the Closing Date.

“Zuplenz” or “Zuplenz Products” means an oral film form of ondansetron, a pharmaceutical product approved by the FDA as New Drug Application number N022524, acquired by Seller from Galena Biopharma, Inc. and subsequently transferred to the Company, and marketed under the registered trademark “ZUPLENZ.”

1.2          Interpretation.

(a)       The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)       The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

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(c)       When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)       The words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)       A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f)       The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

ARTICLE II.

PURCHASE AND SALE

2.1          Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell and convey to Purchaser all right, title and interest in, to and under the Shares, free and clear of all Encumbrances, and the Purchaser agrees to purchase, accept and pay the Purchase Price (as defined below) for the Shares.

2.2          Purchase Price.

The consideration for the sale and transfer of the Shares by Seller to Purchaser is equal to $13,000,000 plus the Earnout (if any) (the “Purchase Price”). At the Closing, Purchaser shall deduct from the Purchase Price and pay (i) on behalf of the Company and its Subsidiaries, the Funded Indebtedness of the Company or any of its Subsidiaries at of immediately prior to Closing, in full, to the party or parties entitled thereto pursuant to instructions delivered by the Seller to Purchaser no later than two (2) Business Days prior to the Closing, (ii) on behalf of the Seller and the Company and its Subsidiaries, as the case may be, the Transaction Expenses to the Persons entitled thereto pursuant to the instructions delivered by the Seller to Purchaser no later than two (2) Business Days prior to Closing and (iii) the Transaction Bonuses, in accordance with Section 7.6(e) (collectively, the “Settlement Amounts”). At the Closing, Purchaser shall pay the Purchase Price (net of the Settlement Amounts and excluding any Earnout) (the “Closing Amount”) to the Seller by wire transfer to such account or accounts as Seller designates in writing to the Purchaser no later than two (2) Business Days prior to the date of this Agreement.

2.3           Earnout.

(a)       As a part of the Purchase Price, the Purchaser shall pay the Seller, if earned, an additional cash payment of up to a maximum of $6,000,000 (the “Earnout”), in accordance with this Section 2.3.

(b)       For purposes of determining whether the Seller shall be entitled to all or any portion of the Earnout, the Purchaser shall measure the Net Sales for the applicable Measurement Period, as determined using the Interim Financial Statements and monthly interim financial statements of the Company for such applicable 12-month period.

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(c)       If and only if the Net Sales from the sale of MPUS Products for the First Measurement Period exceeds or is equal to the 2018 100% MPUS Products Target, then the Seller shall be entitled to a one-time payment of $3,000,000, and no additional Earnout payment shall be payable under this Section 2.3(c). If and only if the Net Sales from the sale of MPUS Products for the First Measurement Period exceeds or is equal to the 2018 90% MPUS Products Target, but is less than the 2018 100% MPUS Products Target, then the Seller shall be entitled to a one-time payment of $1,500,000. The amount paid to Seller, if any, under this Section 2.3(c) for the First Measurement Period is referred to herein as the “2018 MPUS Earnout Payment.” If and only if the Net Sales from the sale of MPUS Products for the Second Measurement Period exceeds or is equal to the 2019 100% MPUS Products Target, then the Seller shall be entitled to a one-time payment equal to the difference (if any) between $3,000,000 and the 2018 MPUS Earnout Payment. If and only if the Net Sales from the sale of MPUS Products for the Second Measurement Period exceeds or is equal to the 2019 90% MPUS Products Target, but is less than the 2019 100% MPUS Products Target, then the Seller shall be entitled to a one-time payment equal to the positive difference (if any) between $1,500,000 and the 2018 MPUS Earnout Payment. In no event shall the aggregate Earnout payable pursuant to this Section 2.3(c) exceed $3,000,000.

(d)       If and only if the Net Sales from the sale of Gelclair Products for the First Measurement Period exceeds or is equal to the 2018 100% Gelclair Products Target, then the Seller shall be entitled to a one-time payment of $1,500,000, and no additional Earnout payment shall be payable under this Section 2.3(d). If and only if the Net Sales from the sale of Gelclair Products for the First Measurement Period exceeds or is equal to the 2018 90% Gelclair Products Target, but is less than the 2018 100% Gelclair Products Target, then the Seller shall be entitled to a one-time payment of $750,000. The amount paid to Seller, if any, under this Section 2.3(d) for the First Measurement Period is referred to herein as the “2018 Gelclair Earnout Payment.” If and only if the Net Sales from the sale of Gelclair Products for the Second Measurement Period exceeds or is equal to the 2019 100% Gelclair Products Target, then the Seller shall be entitled to a one-time payment equal to the difference (if any) between $1,500,000 and the 2018 Gelclair Earnout Payment. If and only if the Net Sales from the sale of Gelclair Products for the Second Measurement Period exceeds or is equal to the 2019 90% Gelclair Products Target, but is less than the 2019 100% Gelclair Products Target, then the Seller shall be entitled to a one-time payment equal to the positive difference (if any) between $750,000 and the 2018 Gelclair Earnout Payment. In no event shall the aggregate Earnout payable pursuant to this Section 2.3(d) exceed $1,500,000.

(e)       If and only if the Net Sales from the sale of Zuplenz Products for the First Measurement Period exceeds or is equal to the 2018 100% Zuplenz Products Target, then the Seller shall be entitled to a one-time payment of $1,500,000, and no additional Earnout payment shall be payable under this Section 2.3(e). If and only if the Net Sales from the sale of Zuplenz Products for the First Measurement Period exceeds or is equal to the 2018 90% Zuplenz Products Target, but is less than the 2018 100% Zuplenz Products Target, then the Seller shall be entitled to a one-time payment of $750,000. The amount paid to Seller, if any, under this Section 2.3(e) for the First Measurement Period is referred to herein as the “2018 Zuplenz Earnout Payment.” If and only if the Net Sales from the sale of Zuplenz Products for the Second Measurement Period exceeds or is equal to the 2019 100% Zuplenz Products Target, then the Seller shall be entitled to a one-time payment equal to the difference (if any) between $1,500,000 and the 2018 Zuplenz Earnout Payment. If and only if the Net Sales from the sale of Zuplenz Products for the Second Measurement Period exceeds or is equal to the 2019 90% Zuplenz Products Target, but is less than the 2019 100% Zuplenz Products Target, then the Seller shall be entitled to a one-time payment equal to the positive difference (if any) between $750,000 and the 2018 Zuplenz Earnout Payment. In no event shall the aggregate Earnout payable pursuant to this Section 2.3(e) exceed $1,500,000.

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(f)       Within 30 days following the end of each Measurement Period, the Purchaser will prepare and cause to be delivered to Seller a good faith written calculation of Net Sales for the corresponding Measurement Period and accompanied by: (i) the financial statements for such Measurement Period used in determining Net Sales, (ii) relevant backup materials and schedules, all in reasonable detail; and (iii) Purchaser’s good faith calculation of the Earnout, if any, payable for such Measurement Period (each, an “Earnout Statement”).

(g)       If the Seller disagrees with any Earnout Statement, the Seller shall provide the Purchaser written notice of such disagreement within 30 days of Seller’s receipt thereof (the “Earnout Statement Review Period”). During the Earnout Statement Review Period, the Purchaser shall make or cause to be made available to the Seller and its representatives (who shall be bound by written confidentiality agreements) access to the books and records, the personnel of, and work papers prepared by, the Purchaser, the Company and/or their accountants to the extent that they related to the Earnout Statement and to such other related materials as the Seller may reasonably request solely for the purpose of reviewing and confirming the accuracy of the Earnout Statement; provided, however that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Purchaser and the Company.

(h)       On or prior to the last date of the Earnout Statement Review Period, the Seller may object to the calculation of Net Sales for the corresponding Measurement Period set forth in the Earnout Statement by delivering to Purchaser a written notice (the “Dispute Notice”) specifying in reasonable detail each item on the Earnout Statement that the Seller believes is inaccurate, the Seller’s proposed calculation of each such item and the reasons supporting the Seller’s position. Any item not included in the Dispute Notice shall be deemed accepted by the Seller and Purchaser. If the Seller fails to deliver a Dispute Notice before the expiration of the Earnout Statement Review Period, the Earnout Statement shall be deemed to have been accepted by the Seller.

(i)       The Purchaser and the Seller shall attempt to resolve any disputes set forth in a Dispute Notice in good faith. If the Seller and the Purchaser are unable to resolve any disputes within thirty (30) days after receipt by Purchaser of the Dispute Notice, or such longer period as the Seller and Purchaser may mutually agree in writing, then either Purchaser or the Seller may refer such dispute to the Neutral Auditors for resolution. The Neutral Auditors shall act as an expert and not as an arbitrator.

(j)       Within 60 days after the Earnout due to Seller for any Measurement Period is finally determined pursuant to this Section 2.3, to the extent Seller is entitled to payment, Purchaser shall pay the Earnout to the Seller by wire transfer in immediately available funds or as otherwise directed by Seller.

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2.4          Covenants of Purchaser.

(a)       If at any time prior to the expiration of the First Measurement Period, Purchaser shall, or shall cause the Company to, effect a sale, exclusive license, disposition or conveyance (along with the associated Intellectual Property rights) to an unaffiliated third party of all or substantially all (a “Product Disposition”) of one or more of the four MPUS Products, then for purposes of determining achievement of the 2018 MPUS Earnout Payment, the term “Net Sales” shall be calculated to include the full amount of the applicable 2018 MPUS Product Target Amount for the MPUS Product(s) subject to the Product Disposition. If at any time prior to the expiration of the Second Measurement Period, Purchaser shall, or shall cause the Company to, effect a Product Disposition of one or more of the four MPUS Products, then for purposes of determining the achievement of the payments referred to in the fourth and fifth sentences of Section 2.3(c), the term “Net Sales” shall be calculated to include the full amount of the applicable 2019 MPUS Product Target Amount for the MPUS Product(s) subject to the Product Disposition.

(b)       If at any time prior to the expiration of the First Measurement Period, Purchaser shall, or shall cause the Company to, effect a Product Disposition of the Gelclair Products, then the 2018 Gelclair Earnout Payment shall equal $1,500,000 and Purchaser shall have no further Earnout obligations with respect to the Gelclair Products. Failing such Product Disposition, if at any time prior to the expiration of the Second Measurement Period, Purchaser shall, or shall cause the Company to, effect a Product Disposition of the Gelclair Products, Seller shall be entitled to a one-time payment equal to the difference (if any) between $1,500,000 and the 2018 Gelclair Earnout Payment in lieu of and in satisfaction of the payments referred to in the fourth and fifth sentences of Section 2.3(d).

(c)        If at any time prior to the expiration of the First Measurement Period, Purchaser shall, or shall cause the Company to, effect a Product Disposition of the Zuplenz Products, then the 2018 Zuplenz Earnout Payment shall equal $1,500,000 and Purchaser shall have no further Earnout obligations with respect to the Zuplenz Products. Failing such Product Disposition, at any time prior to the expiration of the Second Measurement Period, Purchaser shall, or shall cause the Company to, effect a Product Disposition of the Zuplenz Products, Seller shall be entitled to a one-time payment equal to the difference (if any) between $1,500,000 and the 2018 Zuplenz Earnout Payment in lieu of and in satisfaction of the payments referred to in the fourth and fifth sentences of Section 2.3(e).

(d)       Until the expiration of the Measurement Periods, Purchaser shall, and shall cause the Company to, use commercially reasonable efforts to avoid taking, or fail to take, any actions, the primary purpose of which is to prevent the payment of any of the Earnout to the Seller.

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ARTICLE III.

CLOSING

3.1           Time and Place of Closing.

(a)       Subject to the terms and conditions of this Agreement, consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by the Purchaser and the Seller, take place at the offices of Brown Rudnick LLP, One Financial Center, Boston, Massachusetts, at 10:00 a.m., local time, on a date to be specified by the Parties, which shall be no later than three (3) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article IX (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the Parties. From and after the Closing, the Closing shall be deemed to have been effective as of 12:01 a.m. Greenwich Mean Time on the Closing Date.

(b)       The date on which the Closing occurs is herein referred to as the “Closing Date.”

(c)       All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller hereby represents and warrants to the Purchaser the following:

4.1           Organization and Authority. Seller is a public limited company duly organized and validly existing under the laws of the England and Wales. Seller has the requisite power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law) (the “Enforceability Exceptions”). Upon the execution and delivery by Seller of each Ancillary Agreement to which Seller is a party, and, assuming due authorization, execution and delivery by the Purchaser, such Ancillary Agreement will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Body is required by or with respect to Seller in connection with the execution, delivery and performance of this Agreement.

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4.2           Title. Seller has good and valid title to the Shares, free and clear of any Encumbrances, other than restrictions on transfer that may be imposed by applicable securities laws or any Permitted Encumbrances.

4.3        No Conflicts. The execution, delivery and performance of this Agreement (and any Ancillary Documents to which Seller is a party) by Seller, and the consummation of the transactions contemplated by this Agreement and such Ancillary Documents will not (i) violate any provision of its Organizational Documents, (ii) except as set forth in Section 4.3 of the Disclosure Schedule, conflict with, result in a breach of default (with due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under, or require any notice or consent under any material Contract to which the Seller is a party or by which its assets are bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) violate any Laws applicable to Seller or to which any of its assets is subject.

4.4          Litigation. As of the date of this Agreement, there are no Actions pending, or to Seller’s Knowledge, threatened, before any Governmental Body or arbitrator against Seller which would materially delay or materially impair Seller’s ability to perform its obligations under this Agreement.

4.5           Brokers’ Fees. Except as set forth in Section 4.5 of the Disclosure Schedules, Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.6           Board Recommendation. At a meeting duly called and held on September 26, 2018, the Seller Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Seller Shareholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend approval of the Agreement and the transactions contemplated hereby to the Seller Shareholders (such recommendation, the “Seller Board Recommendation”).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the corresponding section of the disclosure schedules of the Company (the “Disclosure Schedules”) attached hereto and delivered to the Purchaser concurrently herewith, the Company hereby represents and warrants to the Purchaser the following:

5.1          Organization and Good Standing.

(a)       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of its respective jurisdictions of incorporation or formation.

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(b)       Section 5.1(b) of the Disclosure Schedules sets forth for each Subsidiary of the Company its name, jurisdiction of incorporation or other formation, its authorized equity interests, its outstanding equity interests, and the record and beneficial owner of such equity interests. Except for the Subsidiaries required to be listed on Section 5.1(b) of the Disclosure Schedules, the Company does not directly or indirectly own, and has not at any time since December 7, 2015 directly or indirectly owned, any shares, equity or convertible debt securities, equity participation or other equity interest in, or control the management of, any other Person, nor is it party to any Contract to acquire any such shares, securities, participation or other equity interest. Except as set forth in Section 5.1(b) of the Disclosure Schedules, each Subsidiary of the Company is a dormant entity that has no liabilities, operations or assets.

(c)       Each of the Company and each of its Subsidiaries have all requisite corporate or other organizational power to own, operate and lease its properties and assets and to carry on its business as the same is now being conducted. Each of the Company and each of its Subsidiaries is duly licensed or qualified to do business and to carry on the businesses in which they are engaged, and is in good standing in each jurisdiction in which it owns or leases property or assets or the nature of its activities require such licensing or qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. A list of such licenses or qualifications is set forth in Section 5.1(c) of the Disclosure Schedules.

(d)       Section 5.1(d) of the Disclosure Schedules lists the board of directors, managers, management board and officers, as the case may be, of the Company and each of its Subsidiaries. Seller has made available to Purchaser true, correct and complete copies of the Organizational Documents, the minute book and stock record books for the Company and each of its Subsidiaries, each of which is true, correct and complete. The Company is not in default under or in violation of any provision of its Organizational Documents.

5.2          Capitalization.

(a)       The authorized capital stock of the Company consists solely of 100 shares of common stock, of which 100 are issued and outstanding and constitute the Shares. All of the issued and outstanding Shares of the Company are owned beneficially and of record by Seller, have been duly authorized, are validly issued, fully paid and non-assessable and have been issued without violation of any preemptive right, right of first offer or refusal or other similar right. All of the outstanding shares of capital stock of each Subsidiary of the Company has been validly issued and are fully paid and nonassessable and are owned by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, and have been issued without violation of any preemptive right, right of first offer or refusal or other similar right. There are no authorized or outstanding equity interests in any Subsidiary required to be listed on Section 5.1(b) of the Disclosure Schedules that are not so listed.

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(b)       Neither the Company nor any of its Subsidiaries has any authorized or outstanding options, warrants or rights to subscribe for or to purchase Shares, capital stock or any other equity securities or securities convertible into or exchangeable for Shares or shares of its capital stock or other equity securities of the Company or any of its Subsidiaries, or any calls, puts, rights of first offer or refusal or other rights with respect to or relating to any of the foregoing. There are no authorized or outstanding equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company or any of its Subsidiaries. Upon consummation of the transactions contemplated hereby, Purchaser will be the sole owner, beneficially and of record, of 100% of the issued and outstanding shares of capital stock of the Company, free and clear of any Encumbrances.

(c)       Other than this Agreement, and as set forth in Section 5.2(c) of the Disclosure Schedules, neither the Shares nor the equity securities of the Company’s Subsidiaries are subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares which, as to any thereof, will survive the Closing.

5.3      Authority; No Conflicts; Consent.

(a)       The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Seller and the Purchaser, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Upon the execution and delivery by the Company of each Ancillary Agreement to which the Company is a party, and, assuming due authorization, execution and delivery by the Purchaser, such Ancillary Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by Enforceability Exceptions.

(b)       The execution, delivery and performance by the Company of this Agreement (and any Ancillary Documents to which the Company or any of its Subsidiaries is a party), and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in any violation or breach of any provision of the Company’s Organizational Documents, or the Organizational Documents of the Company’s Subsidiaries, (ii) except as set forth in Section 5.3 of the Disclosure Schedules, conflict with, result in a breach or default (with due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under, or require any notice or consent under any Contract to which the Company or any of its Subsidiaries is a party or by which its assets are bound, (iii) violate any judgment, order, ruling, or decree applicable to the Company or any of its Subsidiaries as a party in interest, or (iv) violate any Laws applicable to the Company or any of its Subsidiaries, or any of its assets. Other than as set forth in Section 5.3 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Body is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement.

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5.4           Financial Information; No Undisclosed Liabilities.

(a)       Attached to Section 5.4(a) of the Disclosure Schedules are true, correct and complete copies of the following financial statements of the Company: unaudited balance sheets and statements of income of the Company as of and for the fiscal years ended December 31, 2017 (the “Most Recent Fiscal Year End”) and 2016, and the unaudited balance sheet and statements of income of the Company as of and for the six months ended June 30, 2018 (the “Interim Financial Statements,” and such date, the “Interim Financial Statements Date”) (collectively, the “Financial Statements”). Each of the Financial Statements gives a true and fair view of the financial performance and position of the business, is consistent with the books and records of the Company, has been prepared in accordance with IFRS, consistently applied, and presents fairly in all material respects the financial position and results of operations of the Company as at the dates and for the periods indicated; provided, however, that the Financial Statements are subject to normal, recurring year-end adjustments and lack notes.

(b)       The Company (including its Subsidiaries) does not have any liabilities, obligations or commitments (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except (a) those which are accrued or reserved against in the Interim Financial Statements, (b) for those under the Company’s Contracts listed in Section 5.12 of the Disclosure Schedules or not required to be listed therein, in either case which arose in the Ordinary Course of Business and did not result from any default, tort, breach of Contract or breach of warranty, (c) those incurred in connection with the transactions contemplated hereby, (d) those which have been incurred in the Ordinary Course of Business since the Interim Financial Statements Date and which are not, individually or in the aggregate, material in amount; and (e) those listed on Section 5.4(b) of the Disclosure Schedules.

(c)       The accounts receivable reflected on the Interim Financial Statements, and the accounts receivable of the Company and its Subsidiaries generated since the Interim Financial Statements Date (the “Receivables”), constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Company and its Subsidiaries as to which full performance has been rendered, and, to the Company’s Knowledge, are valid and enforceable claims. To the Company’s Knowledge, the Receivables are not subject to any valid counterclaim or defense, except to the extent reserved against the Receivables.

(d)       The accounts payable of the Company and its Subsidiaries reflected on the Interim Financial Statements arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, or are being contested by the Company and its Subsidiaries in good faith.

(e)       The Company maintains a system and processes of internal controls that are customary for a company of this size and the same stage of development as the Company. The Company has designed its controls and procedures to ensure that material information relating to the Company is made known to the management of the Company by others within the Company, and, except as set forth in Section 5.4(e) of the Disclosure Schedules, there are no significant deficiencies, including material weaknesses, in the design or operation of the internal controls of the Company that adversely affect the ability of the Company to record, process, summarize, and report financial data.

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(f)        Since December 7, 2015, none of the Company, its Subsidiaries or its officers or directors, or, to the Knowledge of the Company, the Company’s independent auditors, has identified or been made aware of any fraud, whether or not material, or breach of fiduciary duty that, involves the management of the Company or any of its Subsidiaries or other current or former employees, consultants, independent contractors, managers, officers or directors of the Company or any of its Subsidiaries who have a role in the preparation of financial statements, or any claim or allegation regarding any of the foregoing.

5.5           Taxes.

(a)       The Company and each of its Subsidiaries has timely filed (taking into account any valid extensions) all Income Tax Returns and other material Tax Returns required to have been filed by or with respect to the Company or such Subsidiary of the Company. Each such Tax Return is correct and complete in all material respects. All Income Taxes and other material Taxes of the Company and each Subsidiary (whether or not shown on any such Tax Return) have been timely paid. The Companies have included reserves determined in accordance with GAAP in the Interim Financial Statements for all accrued Taxes not yet due and payable as of the date of the Interim Financial Statements, and since the date of the Interim Financial Statements, the Companies have not incurred any material Liability for Taxes other than in the Ordinary Course of Business.

(b)       The Company and each of its Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid by it and has complied in all material respects with applicable Law relating to the withholding of Taxes. The Company and each of its Subsidiaries has complied with all information reporting and backup withholding requirements relating thereto under applicable Law.

(c)       There is no claim, audit, action, suit, or proceeding pending, or, to the Company’s Knowledge, threatened, against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return. No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company or any of its Subsidiaries.

(d)       Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)       Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement (other than with respect to standard terms and conditions of an agreement for the purchase or sale of products or services in the ordinary course of business including any standard customer software license).

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(f)        Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common the parent of which was the Company). Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law.

(g)       Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(h)       Neither the Company nor any of its Subsidiaries has been required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Tax Law by reason of any change in accounting method. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock in a transaction satisfying or intending to satisfy the requirements of Section 355 of the Code (A) since December 7, 2015 or (B) that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions under this Agreement.

(i)       Neither the Company nor any of its Subsidiaries will be required to include any item in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (ii) any installment sale or open transaction disposition with respect to a transaction that occurred on or prior to the Closing Date; (iii) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local or foreign Law); (iv) any prepaid amount received on or prior to the Closing Date; or (v) use of an improper method of accounting.

(j)       No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Body with or with respect to the Company nor any of its Subsidiaries.

(k)       No activity of the Company nor any of its Subsidiaries has given rise to the creation of a permanent establishment in any foreign country for Tax purposes.

(l)       The Company and its Subsidiaries has disclosed on its federal Income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m)       Except for certain representations related to Taxes in Section 5.14, the representations and warranties set forth in this Section 5.5 are the Seller’s and Company’s sole and exclusive representations and warranties regarding Tax matters.

5.6           Compliance with Laws; Permits.

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(a)       Since December 7, 2015, the Company and each of its Subsidiaries has complied with and is conducting its business in compliance in all material respects with all applicable Laws. Since December 7, 2015, the Seller has, solely with respect to its ownership and operation of the Business, complied in all material respects with all applicable Laws. No Action has been filed or commenced since December 7, 2015, is currently pending or, to the Knowledge of the Company and Seller, threatened, alleging any failure so to comply. Since December 7, 2015, the Company and its Subsidiaries have not received any notice or communication from any Governmental Body alleging any material violations of applicable Law.

(b)       Section 5.6 of the Disclosure Schedules sets forth a true, correct and complete list of all material Permits that are necessary for it to conduct its business in the Ordinary Course of Business. Such Permits (i) constitute all material Permits necessary for the operation of the business of the Company and its Subsidiaries in the Ordinary Course of Business and (ii) are in full force and effect. No Action is pending or, to the Knowledge of the Company and Seller, threatened, to revoke, limit or suspend any Permit required to be listed in Section 5.6 of the Disclosure Schedules.

This Section 5.6 is not intended to duplicate, and does not address, the matters set forth in Sections 5.5, 5.7, 5.10, 5.14, 5.15 or 5.16 of this Agreement.

5.7           Regulatory Matters.

(a)       The Company holds all Permits required by the FDA to conduct its business in the Ordinary Course of Business (the “FDA Permits”), except where the failure to have such FDA Permits would not, individually or in the aggregate, have a Material Adverse Effect. All of the FDA Permits held by or issued to the Company are in full force and effect, and the Company is in material compliance with each such FDA Permit held by or issued to the Company. The Company has made all submissions required under applicable Healthcare Laws to be filed or submitted by the Company to the FDA in connection with any application for any FDA Permits and Investigational or Marketing Authorizations that have been granted and all such submissions were accurate and complete in all material respects on the respective dates filed or submitted to the FDA.

(b)       Section 5.7(b) of the Disclosure Schedules sets forth a true, correct and complete list of all material FDA Permits of the Company, including Investigational or Marketing Authorizations that are necessary for the conduct of the Company’s business in the Ordinary Course of Business including, as applicable, the issuing authority, the entity in whose name each is currently held, any relevant registration number and the date of expiration.

(c)       The Company is in material compliance with all applicable Healthcare Laws including, without limitation Laws governing the marketing of the MPUS Products and NeutraSal, development, testing and investigation, manufacture or commercialization of any FDA Regulated Product, as each is applicable to the operation or conduct of the Company’s business in the Ordinary Course of Business. Except as set forth in Section 5.7(c) of the Disclosure Schedules, since December 7, 2015, to the Knowledge of the Company (i) the Company has not received any written notices of any pending or threatened Action from the FDA or any Governmental Body alleging or asserting that the Company is in material noncompliance with any applicable Healthcare Law, and (ii) no Manufacturing site (whether owned by the Company, a Subsidiary or a contract Manufacturer for the Company or its Subsidiaries) is or has been subject to a Governmental Authority (including FDA) shutdown or import or export prohibition materially impacting the Company's commercialization of any of its products.

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(d)       To the Company’s Knowledge, clinical, preclinical, and other studies and tests conducted by, for, or on behalf of or sponsored by the Company were since December 7, 2015, and, if still pending, are being conducted in all material respects in accordance with all applicable Laws, including 21 C.F.R. Parts 50, 54, 56, 58, and 312, and no investigational new drug application filed by or on behalf of the Company with the FDA has been terminated or suspended by the FDA, and, to the Knowledge of the Company, neither the FDA nor any other Governmental Body has commenced any action to place a clinical hold order on, or otherwise terminate or suspend any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or any of the Subsidiaries.

(e)       Neither the Company, nor to the Company’s Knowledge, any of its employees or contractors: (i) has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a; (ii) disqualified from participating in clinical trials pursuant to 21 C.F.R. §312.70, as amended from time to time; (iii) is excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b(f), as amended from time to time; or (iv) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List.

(f)       To the Company’s Knowledge, with respect to any inventory related to the MPUS Products and NeutraSal: (i) all of such inventory consists of a quality and quantity salable in the Ordinary Course of Business and in accordance with the FDCA or any other Law, including such applicable requirements as are imposed by the FDA or any state pharmacy board, and (ii) none of such inventory is on consignment. The inventory disposed of subsequent to the date of the Most Recent Fiscal Year End has been disposed of only in the Ordinary Course of Business.

(g)       Section 5.7(g) of the Disclosure Schedules sets forth as of September 21, 2018, a list of the Company’s products by (i) product code, (ii) description, (iii) NDC, (iv) lot number, (v) “sell by date,” (vi) expiration date, (vii) and quantity.

5.8          Personal Property. The Company and the Subsidiaries of the Company own good and valid title to, or hold a valid leasehold interest in, all of the material personal property used by them in the conduct of their business, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances that will be terminated at or prior to the Closing. The material items of tangible personal property owned or leased by the Company and the Subsidiaries of the Company, other than any buildings, fixtures or other improvements situated on the Leased Real Property, are, in the aggregate, in good working order and condition in light of their age and intended use, wear and tear excepted. Except for the property and assets provided by Seller, which are described in Section 5.8 of the Disclosure Schedules, all tangible personal property and assets used by the Company or any of its Subsidiaries are adequate to conduct the respective business of the Company and its Subsidiaries as now conducted. With respect to any material tangible personal property leased or licensed by the Company, such assets are in such condition as to permit the surrender thereof on the date hereof without any cost or expense for the repair or restoration if the related leases or licenses were terminated on the date hereof in the Ordinary Course of Business.

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5.9       Real Property.

(a)       Section 5.9(a) of the Disclosure Schedules sets forth a list of all material real property and interests in real property leased in whole or in part by the Company or any of its Subsidiaries (including all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries, the “Leased Real Property”), together with the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. The Company has made available to Purchaser a true and complete copy of each Lease.

(b)       Each Lease is in full force and effect and valid and enforceable in accordance with its terms, subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries, as applicable, is in default under any such lease in any material respect, nor has received any written notices of defaults which have not been fully cured. As of the Closing, the Company or a Subsidiary of the Company will hold the leasehold estate on all of such Leases as the sole legal and equitable owner of such leasehold interest, free and clear of all Encumbrances created by, through or under the Company or a Subsidiary of the Company, except for Permitted Encumbrances.

(c)       Neither the Company nor any of its Subsidiaries owns any direct or indirect interest in any real property.

5.10         Intellectual Property.

(a)       The Company owns and possesses, or has the right to use pursuant to a valid license, sublicense, agreement or permission, all Intellectual Property set forth in Section 5.10(a) of the Disclosure Schedules. Each item of Intellectual Property owned or used by the Company as of the date of this Agreement will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the consummation of the transactions contemplated hereby. Except as set forth in Section 5.10(a) of the Disclosure Schedules, the Company has not granted any options, licenses, sublicenses, agreements or permissions relating to the foregoing nor is the Company bound by or a party to any option, license, sublicense, agreement or permission with respect to the Intellectual Property of any other Person or entity, other than those related to commercially available off-the-shelf software products or packages of such software products. To the Company’s Knowledge, since December 7, 2015, (i) the Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company and its Subsidiaries have not received any written charge, complaint, claim, demand, notice or other written communication alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party) and (ii) no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of the Company.

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(b)       Except as set forth on Section 5.10(b) of the Disclosure Schedules, with respect to the Intellectual Property controlled, owned or used pursuant to a license, sublicense, agreement, or permission by the Company:

(i)        the Company owns and possesses all right, title, and interest in and to owned Intellectual Property, free and clear of any Encumbrance, other than Permitted Encumbrances;

(ii)       to the Company’s Knowledge, the Intellectual Property is valid and enforceable and all material prior art has been properly submitted during the ordinary course of patent prosecution;

(iii)      all Orange Book listing requirements related to Intellectual Property have been timely fulfilled, the Company and its Subsidiaries have not received any certification from a third party related to an ANDA or other generic or competitor filing with the FDA and the Company possesses all needed rights to enforce any Orange Book-listed patent;

(iv)       other than in the ordinary course of patent prosecution, the Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(v)       no action, suit, proceeding, hearing, charge, complaint, claim, or demand is pending or, to the Company’s Knowledge, is threatened, against the Company which challenges the legality, validity, enforceability, use or ownership of the Intellectual Property, and to the Company’s Knowledge, there are no grounds for the same; and

(vi)      no loss or expiration of the Intellectual Property is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including, without limitation, a failure by the Company to pay any required maintenance fees) and any patent applications in the course of patent prosecution.

(c)       Except as set forth on Section 5.10(c) of the Disclosure Schedules, with respect to any Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission:

(i)        the license, sublicense, agreement, or permission covering the item is legal, valid, binding, and in full force and effect;

(ii)       the Company is not and, to the Company’s Knowledge, no other party to the license, sublicense, agreement, or permission is, in breach or default thereof, and to the Company’s Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

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(iii)      the Company has not and, to the Company’s Knowledge, no other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(iv)       the underlying Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, other than office actions and other patent office actions in the ordinary course of prosecution;

(v)       to the Company’s Knowledge, other than in the ordinary course of prosecution and related patent office activities, no Action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying Intellectual Property, and to the Company’s Knowledge, there are no grounds for the same; and

(vi)       the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

(d)       The representations and warranties contained in this Section 5.10 are the Company’s sole and exclusive representations and warranties with respect to intellectual property matters.

5.11        Absence of Certain Changes or Events. Since the Most Recent Fiscal Year End, there has not been a Material Adverse Effect and no event has occurred which is reasonably likely to result in a Material Adverse Effect. Except as set forth in Section 5.11 of the Disclosure Schedules and except as expressly contemplated by this Agreement, since the Most Recent Fiscal Year End, none of the Company or any of its Subsidiaries has engaged in any material transaction that was not in the Ordinary Course of Business. The Company and each of its Subsidiaries have maintained the business of the Company and its Subsidiaries and their respective employees, customers, assets and operations as an ongoing concern in accordance with past practices. Without limiting the generality of the foregoing, and except as set forth in Section 5.11 of the Disclosure Schedules (with specific reference to the applicable sub-section(s) below) or the Interim Financial Statements or as expressly contemplated in order to effectuate the transactions contemplated by this Agreement, since the Most Recent Fiscal Year End, none of the Company or any of its Subsidiaries has:

(a)       amended its Organizational Documents;

(b)       authorized, issued, sold or otherwise disposed of any shares of capital stock or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any shares of capital stock or other ownership interests;

(c)       purchased, leased, licensed or otherwise acquired (whether by merger, consolidation or other business combination, purchase of shares or assets, or otherwise) any securities, business or material portion of assets of any other Person;

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(d)       terminated or voluntarily relinquished any Permit necessary for the conduct of its business;

(e)       entered into any Contract required to be listed in Section 5.12 of the Disclosure Schedules and no Person has accelerated, terminated, modified or canceled any such Contract;

(f)       issued, created, incurred or assumed any Indebtedness, other than the Funded Indebtedness or indebtedness incurred in the Ordinary Course of Business;

(g)       forgiven, canceled, compromised, waived or released any Indebtedness, right or claim having a value of more than $10,000 (individually) or an aggregate value in excess of $50,000;

(h)       sold, assigned, transferred, licensed or granted rights to any Intellectual Property;

(i)       made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000, or any commitment outside of the Ordinary Course of Business or in excess of $10,000 individually or $50,000 in the aggregate for capital expenditures to be paid after the Closing, or failed to incur capital expenditures in accordance with its capital expense budget;

(j)       suffered any damage, destruction or loss (whether or not covered by insurance) to any of its material properties or assets;

(k)       terminated or closed any facility, business or operation;

(l)        changed any accounting principles, methods or practices, or the manner it keeps its books and records, or its practices with regard to the booking of sales, receivables, payables or accrued expenses or materially altered its billing, invoicing, payment or collection practices;

(m)      other than in the Ordinary Course of Business (including annual salary increases and bonus payments) as set forth in Section 5.11(m) of the Disclosure Schedules, (1) granted any material bonus to or materially increased the salary or compensation (whether annual or long-term, or in the form of cash or property) of, (2) provided any severance, retirement, or termination pay to or entered into any contract to make or grant any severance, retirement, or termination pay to, or (3) granted, amended, accelerated, modified, or terminated any equity or derivative equity (including, but not limited to, any stock options, stock appreciation rights, restricted stock units, phantom units, restricted stock or deferred stock) with respect to, any employee of either the Company or any of the Subsidiaries of the Company, except as required by existing employment agreements, plans or arrangements, or applicable Law;

(n)       established, materially amended or terminated any Benefit Plan or changed any funding, accounting methods, principles or practices with respect to any Benefit Plan, except as required by applicable Law;

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(o)       sold, transferred, leased, licensed, assigned or disposed of any assets or property other than in the Ordinary Course of Business;

(p)       made any distributions or payments of cash or otherwise to any Person outside of the Ordinary Course of Business;

(q)       collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the Ordinary Course of Business;

(r)       except in the Ordinary Course of Business, granted customers of its business any rebates, price concessions, discounts or allowances, or materially altered its pricing or payment terms, or agreed to any material reduction in discounts received from suppliers, or engaged in any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(s)       made any purchase commitment outside the Ordinary Course of Business, or made any advances to any Person, other than to employees for travel costs and expenses in the Ordinary Course of Business;

(t)       made, changed or revoked any material Tax election, elected or changed any material method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any Contract in respect of Taxes with any Governmental Body; or

(u)       agreed to do any of the foregoing.

5.12         Contracts.

(a)       Section 5.12 of the Disclosure Schedules sets forth a list of all of the following Contracts to which either the Company or any of its Subsidiaries is a party or by which either the Company or any of its Subsidiaries is bound as of the date of this Agreement:

(i)       all material employment agreements or separate severance agreements (exclusive of generally applicable severance policy) with any current employee of either the Company or any of its Subsidiaries which, by their terms, will remain in effect following the Closing Date;

(ii)       all contracts involving payments of at least $250,000 in any year with a material distributor, sales representative, broker, manufacturer’s representative, or advertising arrangement that by its express terms is not terminable by the Company or any Subsidiary of the Company at will or by giving notice of 30 days or less, without liability;

(iii)      all contracts concerning the use of any material Intellectual Property;

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(iv)       all contracts that relate to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of any product requiring or otherwise involving the potential payment by or to the Company or any Subsidiary of the Company of more than (A) $100,000 in any fiscal year or (B) $250,000 in the aggregate;

(v)         all contracts which relate to the incurrence of any Indebtedness by the Company or any Subsidiary of the Company, including any sale and leaseback transaction, capitalized leases and other similar financing transactions;

(vi)       all agreements between or among the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company), on the other hand;

(vii)       all contracts containing any confidentiality, non-competition or non-solicitation covenant or any covenant that prohibits or otherwise restricts, in any material respect, the Company or any Subsidiary of the Company from freely engaging in any line of business or to compete with any Person or in any geographic area or granting any exclusive distribution rights or “most favored nation status”;

(viii)      all Third Party Payor and pharmacy benefit management contracts or agreements (each a “Formulary Agreement”), under which reimbursement is equal to or more than two and a half percent (2.5%) of the sales of the Company and its Subsidiaries, each during calendar year 2017 and the six (6) months ended June 30, 2018; and

(ix)        any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) other than any contract referenced in clauses (i) through (viii).

The contracts listed on Section 5.12 of the Disclosure Schedules are collectively referred to herein as the “Company Contracts.” The Company has made available true, correct and complete copies of the Company Contracts to the Purchaser, together with all amendments, exhibits, attachments, waivers or other changes thereto. To the Company’s Knowledge, there are no oral Company Contracts.

(b)       Each Company Contract is in full force and effect and valid and enforceable against the Company or the applicable Subsidiary of the Company and, to the Company’s Knowledge, the counter-party thereto, in accordance with its terms, and will continue to be in full force and effect on identical terms following the Closing. Except as specifically disclosed and described in Section 5.12(b) of the Disclosure Schedules, (i) neither the Company nor any of its Subsidiaries is in breach or default in any material respect under any Company Contract, nor has any Company Contract been terminated or canceled by the Company or any of its Subsidiaries, (ii) the Company or its Subsidiaries, as applicable, has performed in all material respects all obligations under the Company Contracts required to be performed by the Company or such Subsidiary, (iii) there is no event, including the Closing, which, upon giving of notice or lapse of time or both, would constitute e a breach or default under any Company Contract or would permit the termination, modification or acceleration of any Company Contract, and (iv) neither the Company nor any of its Subsidiaries has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any Company Contract.

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5.13         Litigation. There is no, has not been since December 7, 2015, any Action pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, including any such action which questions the validity or legality of the transactions contemplated hereby. There is no, and there has not been, any judgment, order, writ, injunction, decree or other similar award outstanding (whether rendered by a court, administrative agency or other Governmental Body, or by arbitration) against Seller or the Company or by which Seller or the Company is or was bound which relates to the Company or any of its Subsidiaries, the Shares or any assets or properties of the Company, that would prevent or materially impair the consummation of the transactions contemplated thereby. There are no settlement agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound or that are applicable to the operation of the business of the Company or any of its Subsidiaries as currently conducted and proposed to be conducted. There are currently no outstanding claims, and to the Company’s Knowledge there is no basis for any claim, for indemnification by the Company or any of its Subsidiaries of any director, manager or officer thereof. Seller is not engaged in or a party to or, to the Knowledge of Seller, threatened with, any complaint, charge, Action, order, investigation or other process or procedure for settling disputes or disagreements with respect to the Company or any of its Subsidiaries or the transactions contemplated by this Agreement; and neither Seller nor the Company nor any of its Subsidiaries has received notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Action, order, investigation or other process or procedure for settling disputes or disagreements with respect to the Company or any of its Subsidiaries or the transactions contemplated by this Agreement.

5.14         Employee Benefit Matters.

(a)       Section 5.14(a) of the Disclosure Schedules sets forth a list inclusive of each (i) employee benefit plan (whether written or unwritten) within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) fringe benefit, deferred compensation, employment, severance, stock option, stock appreciation rights, equity, derivative equity, phantom equity, incentive, change in control, vacation, paid time off, bonus, or other similar plan, program, agreement, arrangement, or commitment, whether written or unwritten or subject to ERISA, for the benefit of employees or former employees of the Company or any of its Subsidiaries, or the beneficiaries or dependents of such employees or beneficiaries and in each case that, as of the date hereof, is maintained, sponsored or contributed to (including an obligation to contribute to) by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or could incur any liability, whether directly or indirectly, including any liability that could be incurred due to the Company’s or any of its Subsidiaries’ relationships with an ERISA Affiliate (each, a “Benefit Plan”). The term “ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is treated as a single employer with the first entity, trade, or business pursuant to Section 414(b), (c), (m), or (o) of the Code or Section 4001(b)(1) of ERISA, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

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(b)       Seller has delivered to the Purchaser true, correct and complete copies of each of the Benefit Plans (other than any “cafeteria plan,” for which it has provided a summary), where the Benefit Plan has been reduced to writing (or a summary of any unwritten Benefit Plan), and related trusts, if applicable, including, with respect to each, all amendments thereto. Seller has also delivered to the Purchaser, with respect to each Benefit Plan and to the extent applicable: (i) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two (2) most recently filed Forms 5500, with all applicable schedules and audited financial statements attached thereto; (ii) each insurance contract and other funding agreement, and all amendments thereto; (iii) the most recent summary plan description and any summaries of material modifications thereto; (iv) actuarial reports or valuations required to be prepared under applicable Laws related to any Benefit Plans with respect to the two (2) most recently completed plan years; (v) the most recent determination letter, advisory letter or opinion letter issued by the Internal Revenue Service (the “IRS”); and (vi) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms.

(c)       No organization, including the Seller, which, together with the Company or any of its Subsidiaries, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m), or (o) of the Code has any current or contingent termination or withdrawal liability under Title IV of ERISA, or any current or contingent liability under Section 412 of the Code or Section 302 of ERISA, in each case, that has not been discharged in full or for which the applicable statute of limitation under ERISA or the Code, as applicable, has not expired.

(d)       Each Benefit Plan and related trust complies with applicable Law and has been administered and operated in all material respects in accordance with its terms. Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter or opinion letter from IRS or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan and the terms of all applicable Laws. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan, which is not otherwise exempt under Section 408 of ERISA, and that would subject the Company or any of its Subsidiaries to any liability. Neither the Company nor any of its Subsidiaries has any current or contingent liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any current or contingent liability under Section 502 of ERISA that has not been discharged in full or with respect to which the applicable statute of limitations under ERISA or the Code, as applicable, has not expired, and to the Company’s Knowledge no fact or event exists that would give rise to any such liability. No complete or partial termination has occurred within the five (5) years preceding the Closing with respect to any Benefit Plan.

(e)       No Benefit Plan is, or since December 7, 2015 has been, (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), (iii) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA). Neither the Company nor any of its ERISA Affiliates has any liability, whether direct, indirect, or contingent, with respect of any plan which is (A) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), or (B) a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA).

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(f)        (i) There is no pending or, to the Company’s Knowledge, threatened, action relating to a Benefit Plan; and (ii) no Benefit Plan has since December 7, 2015 been subject of an examination or audit by a Governmental Body.

(g)       No Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Benefit Plan that is funded in whole or in part through an insurance policy, neither the Company (including any Subsidiary thereof) nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Closing.

(h)       No Benefit Plan, other than required under COBRA or other applicable Law, provides post-termination or retiree welfare benefits to any individual for any reason.

(i)        Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or upon the occurrence of any additional event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of the Company or any of its Subsidiaries or ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(j)        Except as set forth on Section 5.14(j) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries or ERISA Affiliates maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

(k)       The representations and warranties contained in this Section 5.14 are the Company’s sole and exclusive representations and warranties with respect to employee benefit matters.

5.15        Labor and Employment Matters.

(a)       Section 5.15(a) of the Disclosure Schedules sets forth a complete and accurate list of the employees (the “Employees”), independent contractors or consultants of the Company and its Subsidiaries as of the date hereof, and sets forth for each such individual the following: (i) name, (ii) title or position, (iii) location, (iv) hire or retention date (v) current annual base compensation rate or contract fee, (vi) whether the person is classified as an employee or independent contractor, (vii) for each employee, whether classified as exempt or non-exempt from applicable overtime laws, and (viii) whether the person is on active status or an extended leave of any type.

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(b)       Section 5.15(b) of the Disclosure Schedules sets forth a list of all employment agreements or service agreements, including all restrictive covenant or non-compete agreements, as applicable, between the Company and any Employee, independent contractor or consultant, in each case as of the date set forth on such Schedule.

(c)       Neither the Company nor any of its Subsidiaries is party to, or bound by, any collective bargaining agreement with a labor organization representing any of its Employees. Since December 7, 2015, there has not been, nor, to the Company’s Knowledge, has there been any threat of, any meaningful strike, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(d)       The Company is, and has since December 7, 2015 been, in material compliance with all Laws relating to employment, including those related to wages, hours, collective bargaining, overtime, and the payment and withholding of taxes and other sums as required by the appropriate Governmental Body and has withheld and paid to the appropriate Governmental Body all amounts required to be withheld from its employees, including related to any Persons treated as independent contractors but required, under applicable Law, to be treated as employees for withholding and payroll purposes, and is not liable for any arrears of wages, taxes, penalties or other sums for failing to comply with any of the foregoing.

(e)       To the Knowledge of the Company, (i) no allegations of sexual harassment have been made against (A) any officer or director of the Company or any of its Subsidiaries or (B) any employee of the Company or any of its Subsidiaries who, directly or indirectly, supervises at least eight (8) other employees of the Company or any of its Subsidiaries, as applicable, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by an employee, contractor, director, officer or other representative.

(f)       All workers of the Company and its Subsidiaries are and have been properly classified and treated in accordance with all applicable Laws with respect to compensation (including minimum wages and overtime pay) and with respect to being either an employee or an independent contractor.

(g)       Neither the Company nor any of its Subsidiaries is: (i) a federal government contractor or subcontractor, (ii) subject to any affirmative action obligations under any executive order, law or regulation, including, without limitation, Executive Order 11246, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 or Section 503 of the Rehabilitation Act of 1973, or (iii) subject to the McNamara-O’Hara Service Contract Act, the Davis Bacon and Related Acts, or any similar wage law relating to federal government contractors and subcontractors.

(h)       To the Knowledge of the Company, (i) no executive, manager or group of employees of the Company or any of its Subsidiaries intends to terminate his, her or their employment with the Company or its Subsidiaries, and (ii) no employee of the Company or its Subsidiaries is a party to any non-competition, non-interference, non-solicitation or other such agreement with any third party that purports to prevent or limit the activities of such employee in the course of working for the Company or its Subsidiaries.

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5.16        Environmental, Health and Safety Matters.

(a)       Except for any matter that, individually or in the aggregate, would not have a Material Adverse Effect, and to the Company’s Knowledge, the Company is in compliance with all applicable Environmental, Health and Safety Laws. The Company has not received and has no Knowledge of any written notice of actual or potential responsibility for, or any inquiry or investigation regarding, any threatened or alleged material violation of, or material non-compliance with, any Environmental, Health and Safety Law or any Permit required under any Environmental, Health and Safety Law affecting the Company and the Subsidiaries of the Company or the Leased Real Property. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is subject to any order of a Governmental Body with respect to matters subject to regulation under any Environmental, Health and Safety Law nor has the Company received written notice of, nor to the Company’s Knowledge are there any, claims or actions by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any alleged violation of Environmental, Health and Safety Law.

(b)       Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 5.16 are the Company’s sole and exclusive representations and warranties with respect to environmental matters and Environmental, Health and Safety Laws.

5.17         Liability for Brokers’ Fees. Except as set forth in Section 5.17 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. The Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Company, the Seller or any of their respective Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

5.18         Insurance. Section 5.18 of the Disclosure Schedules sets forth a list of each insurance policy maintained by the Company and the Subsidiaries of the Company, or with respect to which the Company or its Subsidiaries is a party, a named insured or beneficiary of the coverage, and on their properties, assets, products, business or personnel as of the date of this Agreement, and all such policies are in full force and effect and have been in full force and effect since the respective dates such policies were first obtained. Section 5.18 also sets forth the following information with respect to each insurance policy: (i) the name of the insurer, the name of the policyholder, and the name of each covered insured; (ii) the policy number and the period of coverage; and (iii) a description of any retroactive premium adjustments or other material loss-sharing arrangements. None of the Company or the Subsidiaries of the Company is in material default with respect to any provision contained in any such insurance policy or has failed to give any notice or present any material claim under any such insurance policy in due and timely fashion. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice of cancellation or amendment of any such policy and no coverage thereunder is being disputed. All premiums due on such insurance policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of such insurance policy.

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5.19         Transactions with Affiliates. Except as set forth in Section 5.19 of the Disclosure Schedules, none of the Seller, nor officers, directors, managers, equity holders, partners, members, employees or Affiliates of the Company or any of its Subsidiaries: (a) is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the Company’s Knowledge, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner; (b) has any claim against or owes any amount to, or is owed any amount by, the Company or any of its Subsidiaries; (c) has any interest in or owns any assets, properties or rights used in the conduct of the business of the Company or any of its Subsidiaries; and (d) is a party to any Contract to which the Company or any of its Subsidiaries is a party or which otherwise benefits the business of the Company or any of its Subsidiaries. Except as set forth in Section 5.19 of the Disclosure Schedules, none of the Seller or, to the Company’s Knowledge, any of its executive officers or directors, is a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 5% or greater interest in the stock or other equity interest or investment of any Person that is a competitor, supplier, or customer of the Company. For the purposes of this Section 5.19, the terms “supplier” and “customer” shall mean those suppliers and customers as set forth on Section 5.24 of the Disclosure Schedules.

5.20        Bank Accounts. Section 5.20 of the Disclosure Schedules sets forth, as of the date of this Agreement, the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any of the Company or any of its Subsidiaries maintains any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

5.21        Certain Disclaimers. The representations and warranties set forth in Article IV are the only representations and warranties made by the Seller, and the representations and warranties set forth in this Article V are the only representations and warranties made by the Company. Except as specifically set forth in Article IV and this Article V, (a) neither the Company nor Seller make any, and disclaim all, warranties, express or implied, as to any matter whatsoever relating to the Seller, the Company (or any of its Subsidiaries), its businesses, assets, liabilities or any other matter relating to the transactions contemplated by this Agreement including as to (i) the activities, operations of the Company or any of its Subsidiaries after the Closing or (ii) the probable success, revenues or profitability of the Company or any of its Subsidiaries after the Closing, and (b) other than the indemnification obligations of the Seller set forth in Article X, neither the Seller nor any of its Affiliates, or any of their respective officers, managers, other Representatives, members or shareholders will have, or will be subject to, any liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or Representatives of, or the Purchaser’s use of, any information relating to the Seller, the Company, its Subsidiaries and any other matter relating to the transactions contemplated by this Agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates or Representatives, whether orally or in writing, in certain “data rooms”, management presentations, functional “break-out” discussions, site visits, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

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5.22       Indebtedness.

(a)       Section 5.22(a) of the Disclosure Schedules sets forth all Funded Indebtedness of the Company and its Subsidiaries.

(b)       Other than the Funded Indebtedness, the Company and its Subsidiaries do not have any Indebtedness, other than accounts payable incurred in the Ordinary Course of Business, and are not liable for any Indebtedness for borrowed money of any other Person.

5.23         Business Continuity. None of the software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company or any of its Subsidiaries in the conduct of their businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the use of any such Systems by the Company or any of its Subsidiaries.

5.24       Customers and Suppliers.

(a)       Section 5.24 of the Disclosure Schedules sets forth a true, correct and complete list of the ten (10) largest suppliers (by dollar volume) of products or services to the Company and its Subsidiaries, and the ten (10) largest customers (by dollar volume) of the Company and its Subsidiaries, each during calendar year 2017 and the six (6) months ended June 30, 2018. Section 5.24 the Disclosure Schedules also sets forth, for each such supplier and customer, the aggregate payments from and to such Person by the Company during the last two (2) calendar years and the six-month period ended June 30, 2018. There are no outstanding disputes with any of such suppliers or customers, and the Company and its Subsidiaries have no Knowledge of any material dissatisfaction on the part of any such suppliers or customers. There are no current customers of the Company or any of its Subsidiaries that are not parties to written Contracts with the Company or its Subsidiaries that document in writing all material terms agreed between the Company or its Subsidiaries and such customer. The Company and its Subsidiaries are in compliance with, and have at all times since December 7, 2015 been in compliance with (i) each Contract with its customers, except in each case to the extent that any such non-compliance was not and will not be material to the Company or any of its Subsidiaries and (ii) all obligations with respect to data security and restrictions on access to data under any Contract.

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(b)       Since December 31, 2017, none of the suppliers required to be listed in Section 5.24 of the Disclosure Schedules has indicated in writing that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company, or otherwise materially change the terms of its relationship with the Company, or make any claim that the Company has breached its obligations to such supplier in any material respect, nor did the Company reduce the scope of work assigned to any such supplier due to dissatisfaction with the materials, products or services of such supplier. To the Knowledge of the Company and the Seller, there is no reason to believe that any supplier required to be listed in Section 5.24 of the Disclosure Schedules will stop, or materially decrease the rate of, supplying materials, products or services to the Company, or otherwise materially change the terms of its relationship with the Company after, or as a result of, the Closing. The Company has no Knowledge that any supplier required to be listed in Section 5.24 of the Disclosure Schedules is threatened with bankruptcy or insolvency. Neither the Company nor Seller has Knowledge of any fact, condition or event which could materially and adversely affect the relationship of the Company with any such supplier. The Company has access, on commercially reasonable terms, to all materials, products and services reasonably necessary to carry on its business as it is currently conducted, and neither the Company nor Seller has Knowledge of any reason why they would not continue to have such access on commercially reasonable terms following the Closing.

(c)       Since December 31, 2017, none of the customers required to be listed in Section 5.24 of the Disclosure Schedules has indicated in writing that it will stop, or materially decrease the rate of, buying materials, products or services from the Company, or otherwise materially change the terms of its relationship with the Company, or make any claim that the Company has breached its obligations to such customer in any material respect, nor did any customer reduce the scope of work assigned to Company due to dissatisfaction with the materials, products or services of the Company. Since December 31, 2017, neither the Company nor any of its Subsidiaries has granted any service credits to any customer required to be listed in Section 5.24 of the Disclosure Schedules.

(d)       Except as set forth in Schedule 5.24(d) of the Disclosure Schedules, to the Knowledge of the Company and its Subsidiaries, no party to any Formulary Agreement required to be listed in Section 5.24 of the Disclosure Schedules has indicated in writing it will materially change or remove any products from the Formulary during calendar year 2018 or 2019. Except as set forth on Schedule 5.24(d) of the Disclosure Schedules, the Company has no Knowledge of any reason any Formulary Agreement will materially change or remove any products from the Formulary during calendar year 2019.

5.25        Warranty.

(a)       Since December 7, 2015, there have been no material Actions, or Actions threatened in writing against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries was a party, for express or implied warranty, material back charge, rejection of deliverables in connection with the provision of any services, material additional work, or other claims for damages against the Company or any of its Subsidiaries by any third party (whether based on Contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from any services rendered or products provided by the Company or any of its Subsidiaries.

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(b)       No services or products provided by the Company or any of its Subsidiaries are subject to any guaranty, warranty, or other indemnity beyond the terms and conditions of sale or as required by applicable Law that have been delivered to Purchaser.

(c)       No product sold or leased by, or on behalf of, the Company or any of its Subsidiaries, has been subject to a recall since December 7, 2015 that was initiated by the Company, its Subsidiaries or any of their Affiliates, or to the Company’s Knowledge, any Governmental Body.  Neither the Company nor any of its Subsidiaries or Affiliates nor, to the Company’s Knowledge, any Governmental Body, is currently preparing the recall of any product sold or leased by, or on behalf of, the Company or any of its Subsidiaries.  To the Company’s Knowledge, there is not a reasonable basis for any such recall of any product sold, designed or leased by, or on behalf of, the Company since December 7, 2015.

5.26        Product Liability. There is no currently pending nor, to the Knowledge of the Company, threatened Action against the Company or its Subsidiaries giving rise to any liability arising out of (i) any injury to individuals or property as a result of the ownership, possession, or use of any product sold or leased by, or on behalf of, the Company and its Subsidiaries, or (ii) any defect in the design, manufacture, or warnings and instructions of any product sold or leased by, or on behalf of, the Company or any of its Subsidiaries.

5.27        Solvency. Neither the Company nor any of its Subsidiaries is now Insolvent and will not be rendered Insolvent by the transactions contemplated hereby. As used in this Section, “Insolvent” means that the sum of the debts and other probable liabilities of the Person exceeds the present fair saleable value of the Person’s assets. Immediately prior to giving effect to the transactions contemplated hereby: (a) the Company and each of its Subsidiaries will be able to pay its liabilities as they become due in the usual course of business; (b) the Company and each of its Subsidiaries will not have unreasonably small capital with which to conduct its proposed business; (c) the Company and each of its Subsidiaries will have assets (calculated at fair market value) that exceed its liabilities, after taking into account the intercompany debt portion of Funded Indebtedness to be paid off at the Closing; and (d) taking into account all pending and threatened litigation, no final judgments against the Company or any of its Subsidiaries in actions for money damages are reasonably anticipated to be rendered at a time when, or in amounts such that, the Company or such Subsidiary will be unable to satisfy any such judgments promptly in accordance with their terms and all other obligations of the Company or such Subsidiary.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

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6.1           Organization and Good Standing. The Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware.

6.2           Power. The Purchaser has the requisite power, authority and legal capacity under its Organizational Documents to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

6.3           Authority and Enforceability. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and, assuming due authorization, execution and delivery by the Seller and the Company, this Agreement will constitute the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Each Ancillary Agreements has been duly executed and delivered by the Purchaser, and, assuming due authorization, execution and delivery by the Seller and/or Company, as applicable, such Ancillary Agreement will constitute the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

6.4          No Conflicts. The execution, delivery and performance of this Agreement and any Ancillary Agreement by the Purchaser, and the transactions contemplated by this Agreement and the Ancillary Agreements will not (a) violate any provision of the Organizational Documents of the Purchaser, (b) result in a default (with due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material Contract to which the Purchaser is a party, (c) violate any judgment, order, ruling, or regulation applicable to the Purchaser as a party in interest, or (d) violate any Laws applicable to the Purchaser or any of its assets.

6.5           Liability for Brokers’ Fees. Neither the Company nor the Seller shall have, directly or indirectly, any responsibility, liability or expense, as a result of undertakings or agreements of the Purchaser or any Affiliate of the Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

6.6           Consents; Approvals. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Body or third Person is required by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

6.7          Litigation . There are no Actions pending, or to the Purchaser’s knowledge, threatened in writing, before any Governmental Body or arbitrator against the Purchaser which would materially delay or materially impair Purchaser’s ability to perform its obligations under this Agreement.

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6.8          Availability of Funds . The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay all amounts required to be paid hereunder and consummate the transactions contemplated by this Agreement.

6.9          Investment Intent . The Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in business and financial matters so as to be capable of evaluating the merits and risks of its investment.

6.10         Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representation and warranties of the Seller and the Company in Article IV and Article V, respectively, of this Agreement; and (b) except for the representations and warranties expressly made by the Seller and the Company in Article IV and Article V, respectively, of this Agreement, the Purchaser acknowledges that there are no representations or warranties, express or implied, as to the Seller, the Company or its Subsidiaries, or their respective assets, businesses and prospects and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby.

ARTICLE VII.

COVENANTS OF THE PARTIES

7.1          Conduct of the Business.

(a)       During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Seller shall cause the Company and its Subsidiaries to (i) carry on their businesses in the Ordinary Course of Business, (ii) maintain their respective properties and other assets in good working condition and in compliance with all Laws, subject to normal wear and tear, and (iii) maintain the business of the Company and its Subsidiaries and their respective employees, customers, assets and operations as an ongoing concern in accordance with past practices.

(b)       Except as set forth on Section 7.1(b) of the Disclosure Schedules, without the prior written consent of the Purchaser, during the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Seller shall cause the Company and each of the Subsidiaries of the Company not to:

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(i)        amend its Organizational Documents;

(ii)       make an equity investment in any other Person;

(iii)      acquire by merger or consolidation or purchase of any equity interests of any corporation, partnership, association or other business organization or division thereof;

(iv)       terminate or voluntarily relinquish any Permit necessary for the conduct of its business;

(v)        other than in the Ordinary Course of Business (including annual salary increases and bonus payments), grant any material bonus to or materially increase the salary or compensation (whether annual or long-term, or in the form of cash or property) of any employee of either the Company or any of the Subsidiaries of the Company, except as required by existing employment agreements, plans or arrangements, or applicable Law;

(vi)       establish, begin contributing to, materially amend or terminate any Benefit Plan, except as required by applicable Law;

(vii)       sell, transfer, assign or dispose of any assets other than in the Ordinary Course of Business;

(viii)      make any distributions or payments of cash or otherwise to any Person outside of the Ordinary Course of Business;

(ix)       make any capital expenditures outside the Ordinary Course of Business or incur any material obligations or liabilities, other than pursuant to Company Contracts existing as of the date of this Agreement;

(x)        take any action that is designed or intended to have the effect of discouraging any customer, supplier, lessor, licensor or other business associate or relationship of the Company or any of its Subsidiaries from maintaining the same business relationships with the Company or its Subsidiaries after the Closing as it maintained with the Company or its Subsidiaries prior to the Closing;

(xi)       incur any Indebtedness for borrowed money or issue any long-term debt securities or assume, guarantee or endorse such obligations of any other Person, except for Indebtedness incurred in the Ordinary Course of Business;

(xii)      enter into, amend, accelerate or terminate any Contracts that would constitute a Company Contract, except Contracts made in the Ordinary Course of Business;

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(xiii)     enter into any Contracts with any Affiliates of the Company, other than those Contracts contemplated to be entered into by this Agreement;

(xiv)     make any material change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by IFRS or applicable Law;

(xv)       purchase, order or otherwise acquire inventory outside of the Ordinary Course of Business or in connection with new products;

(xvi)     prepay any accounts payable or delay payment of any trade payables, in each case other than in the Ordinary Course of Business;

(xvii)    accelerate the collection of accounts receivable other than in the Ordinary Course of Business;

(xviii)    make any change in general pricing practices or policies or any change in general credit or allowance practices or policies (excluding, for the avoidance of doubt, changes in pricing for or the granting of credits or allowances to customers on a case-by-case basis in the Ordinary Course of Business);

(xix)       settle or compromise any Action involving claims for equitable relief or amounts in excess of $50,000, individually, or $100,000 in the aggregate; or

(xx)       agree to do any of the foregoing.

The Purchaser’s approval of any action restricted by this Section 7.1(b) shall not be unreasonably withheld, conditioned or delayed and shall be considered granted within seven (7) calendar days of receipt by the Purchaser of the Seller’s notice requesting such consent unless the Purchaser notifies the Seller to the contrary during that period.

7.2          Access. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Company shall give the Purchaser and its directors, officers, employees, agents and representatives (collectively, “Representatives”) reasonable access, at the Purchaser’s risk and expense, to the Company’s properties, and reasonable access to and a right to copy, at the Purchaser’s expense, the books and records of the Company (the “Records”) in the Company’s possession. Such access by the Purchaser shall be limited to the Company’s normal business hours, as applicable, and the Purchaser’s investigation shall be conducted under the supervision of the Company’s personnel and in a manner that minimizes interference with the operations of such Persons. In addition, the Purchaser and its Representatives shall not have access to employment records of individual employees of the Company prior to the Closing except on such terms as may be agreed by the Company and the Purchaser in order to protect confidential information and ensure compliance with all applicable Laws and the Company’s policies. Notwithstanding anything herein to the contrary, neither Seller nor the Company shall be required to disclose any information to the Purchaser if such disclosure would, in Seller’s sole discretion: (a) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (b) jeopardize any attorney-client privilege or other privilege; or (c) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers of, the Company. All requests for access pursuant to this Section 7.2 shall be directed to Robert Rainey or such other person as the Seller may designate from time to time.

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7.3          Consents and Required Notices. The Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 7.3 of the Disclosure Schedules, provided that the Purchaser shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents. The Parties shall cooperate in seeking to obtain any such consents.

7.4          Director and Officer Liability and Indemnification.

(a)       Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Company or any of its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries, as provided in the certificate of incorporation or bylaws of the Company or its Subsidiaries, as applicable, in each case in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)       For a period of six (6) years after the Closing, the Purchaser shall not and shall not permit either the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ governance or other documents relating to exculpation or indemnification of former officers or directors or (unless required by Law), it being the intent of the Parties that the officers and directors of the Company and the Subsidiaries of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under the Law of the Company’s or applicable Subsidiary’s jurisdiction of formation or incorporation. Effective upon the Closing, the Company, for itself and its Subsidiaries, hereby waives any claims that the Company or any of its Subsidiaries currently has or, in the future, may have against the Seller, any employees or Representatives of the Company or any of its Subsidiaries for any of such Person’s actions or omissions in their capacities as officers or directors of the Company or any of its Subsidiaries. Notwithstanding anything herein to the contrary, the Purchaser shall not be responsible to purchase any tail insurance policy with respect to the coverage of the Company’s and its Subsidiary’s directors and officers in their capacity as such prior to the Closing Date.

(c)       If the Company or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company and/or its Subsidiaries shall assume all of the obligations set forth in this Section 7.4.

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(d)       The obligations under this Section 7.4 shall not be terminated or modified in such a manner as to adversely affect any indemnitee or exculpee to whom this Section 7.4 applies without the consent of such affected indemnitee or exculpee.

(e)       It is expressly agreed that the directors and officers to whom this Section 7.4 applies shall be third party beneficiaries of this Section 7.4, and each such person may enforce the provisions of this Section 7.4.

7.5          Public Announcements. Unless disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange or other regulatory authority, none of the Company, the Seller or the Purchaser shall, directly or indirectly, make any public disclosures of, or statement concerning, this Agreement or the transactions contemplated hereby without obtaining the prior written consent of the other Party, which approval will not be unreasonably withheld, condition or delayed, as to the timing of such disclosure, extent of distribution and form and substance thereof. For the avoidance of doubt, the Seller may, at any time before the Closing, (a) announce its proposed disposal of the Shares by Regulatory News Service to the London Stock Exchange, (b) include all information pertaining to this Agreement as is required to be disclosed by the AIM Rules within the Circular, and (c) make any similar announcements or filings necessary or desirable with the SEC and/or The NASDAQ Stock Market LLC; provided that the Seller shall consult with Purchaser prior to making such statement, disclosure or announcement and shall use commercially reasonable efforts to provide a draft of the same to Purchaser as soon as practicable, but shall in no event provide such draft less than two (2) Business Days in advance.

7.6          Employee Matters.

(a)       For at least six (6) months following the Closing Date, the Purchaser shall provide or cause to be provided to all employees of the Company and its Subsidiaries as of immediately prior to the Closing (the “Continuing Employees”) (i) a salary or wage level and bonus opportunity at least equal to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date and (ii) benefits, perquisites and other terms and conditions of employment that are at least equivalent to the benefits, perquisites and other terms and conditions that they were entitled to receive immediately prior to the Closing Date (including, without limitation, benefits pursuant to qualified and non-qualified retirement and savings plans, medical, dental and pharmaceutical plans and programs, deferred compensation arrangements and incentive compensation plans). Notwithstanding the foregoing, following the Closing Date, the Purchaser and its Affiliates shall provide each Continuing Employee with compensation and benefits (including incentive compensation) at least as favorable as the compensation and benefits provided to similarly situated employees of the Purchaser and its Affiliates.

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(b)       With respect to any employee benefit plan maintained by the Purchaser or one of its Affiliates (collectively, “Purchaser Benefit Plans”) in which any Continuing Employees will participate effective as of the Closing, Purchaser shall, or shall cause the Company to, take commercially reasonable steps to recognize all service of the Continuing Employees with the Company or any of its Subsidiaries (and any predecessor to the Company or any of its Subsidiaries), as the case may be as if such service were with the Purchaser, for vesting and eligibility purposes in any Purchaser Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Purchaser Benefit Plan. Further, the Purchaser shall or, as appropriate, shall cause the Company or applicable Subsidiary of the Company to take commercially reasonable steps to (i) waive, or cause its or their insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Continuing Employees under any welfare benefit plan (including any welfare benefit as defined in Section 3(1) of ERISA) which is made available to Continuing Employees following the Closing by the Purchaser or any of its Affiliates, and (ii) provide credit to Continuing Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and the Subsidiaries of the Company during the portion of the relevant plan year including the Closing Date.

(c)       The Purchaser shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”), including the provisions of continuation coverage with respect to all Continuing Employees, and their spouses and dependents, for whom a qualifying event occurs on or after the Closing Date. (For purposes of this Section 7.6(c), the terms “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA.)

(d)       In the event within twelve (12) months of the Closing Date the Company or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company, as applicable, honor all the Company’s and the Subsidiaries of the Company’s employment, severance, termination and deferred compensation agreements as in effect at the Closing, in accordance with the terms thereof. Notwithstanding the above, nothing in this Section 7.6, express or implied, shall be construed to establish, amend or modify any benefit plan or program. The Parties acknowledge and agree that the terms set forth in this Section 7.6 shall not alter the employment status of employees who are employed on an at-will basis, and nothing herein shall require the Company or any of its Subsidiaries to continue the employment of any person for any specific period following the Closing Date; provided that the Purchaser agrees that, for a period of ninety (90) days after the Closing Date, it will not cause any of the employees of the Company or any of its Subsidiaries as of the Closing Date to suffer “employment loss” for purposes of the WARN Act if such employment loss could create any liability for the Seller, unless the Purchaser or the Company delivers notices under the WARN Act in such a manner and at such a time that Seller bears no liability with respect thereto.

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(e)       The Seller has delivered to the Purchaser a list of Transaction Bonuses and the Persons entitled thereto, subject to the receipt by Seller of customary release agreements from such Persons. The Seller shall provide an updated list of such Transaction Bonuses and the Persons entitled thereto, if applicable, at least two (2) Business Days prior to the Closing. Within thirty (30) days following the Closing Date, Seller shall notify Purchaser in writing of those Persons to whom such Transaction Bonus shall be paid (it being understood that such Transaction Bonuses shall not be paid prior to the receipt by the Seller of a signed release by such Person receiving the Transaction Bonus and the lapsing or waiving, as applicable, of all applicable waiting or revocation periods under applicable Law). The Purchaser shall pay, or cause the Company to pay, in accordance with the Company’s standard payroll practices, such Transaction Bonuses on its next payroll date. To the extent any Transaction Bonus is not paid in accordance with this Section 7.6(e), Purchaser shall pay such amounts to Seller by wire transfer in immediately available funds as soon as reasonably practicable, but in no event later than sixty (60) days following the Closing Date.

7.7          Seller’s Post-Closing Access to Records. The Purchaser shall maintain the Records for seven (7) years after the Closing Date and afford the Seller and its Affiliates reasonable access to the Records and to the Purchaser’s and its Affiliates’ personnel who have knowledge of the Records, and a right to copy the Records at Seller’s expense as reasonably requested by the Seller. If the Purchaser desires to destroy the Records within such seven (7) year period, it shall notify the Seller prior to such destruction, and provide the Seller an opportunity to take possession of them at the Seller’s expense. In addition, the Purchaser shall afford the Seller full access to records and data produced after the Closing Date and reasonably requested by the Seller in connection with any dispute arising under this Agreement, claim for indemnification hereunder, or breach of representation and warranty under this Agreement (excluding, however, attorney work product and attorney-client communication entitled to legal privilege) and a right to copy such records and data at the Seller’s expense.

7.8          Acquisition Proposal.

(a)       Subject to Section 7.8(b), the Seller shall not, and shall cause the Company and its Subsidiaries not to, and shall not knowingly permit its and their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any inquiries, offers or proposals that constitute or that may reasonably be expected to lead to an Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Third Party in connection with or in response to an Acquisition Proposal, (iii) withdraw, qualify or modify in a manner adverse to Purchaser or publicly propose to withdraw, qualify or modify in a manner adverse to Purchaser the Seller Board Recommendation or recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, or other similar instrument or agreement constituting or relating to an Acquisition Proposal. The Seller shall, and shall cause the Company and its Subsidiaries to, and shall instruct their respective Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall instruct any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

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(b)       Except as set forth in this Section 7.8(b), the Seller Board shall not make an Adverse Recommendation Change or fail to include the Seller Board Recommendation in the Circular, or adopt, approve or recommend or otherwise declare advisable (publicly or otherwise), or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, or cause or permit the Company to enter into any agreement with respect to an Acquisition Proposal. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Seller Approval is obtained, if the Seller or the Company receives an Acquisition Proposal that the Seller Board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, the Seller Board may approve or recommend such Superior Proposal, if, and only if:

(i)       the Seller Board determines in good faith, after consultation with outside legal counsel, that failure to do so would reasonably be expected to be a breach of its duties under applicable Law and the Seller shall have complied with all of its obligations under this Section 7.8;

(ii)       the Seller shall have provided prior written notice to Purchaser, at least three Business Days in advance, that it will effect an Adverse Recommendation Change, which notice shall specify the basis for the Adverse Recommendation Change and the identity of the party making such Superior Proposal and the material terms thereof and copies of all materially relevant documents relating to such Superior Proposal;

(iii)       after providing such notice and prior to effecting such Adverse Recommendation Change, the Seller shall, and shall cause its Representatives to, negotiate with Purchaser in good faith (to the extent Purchaser desires to negotiate) during such three Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Seller Board not to effect an Adverse Recommendation Change; and

(iv)       the Seller Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Purchaser no later than 5:00 PM Eastern time on the last day of such three Business Day period in a manner that would form a binding contract if accepted by the Seller and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect; provided that in the event of any material revisions to the Acquisition Proposal that the Seller Board has determined to be a Superior Proposal, the Seller shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 7.8 (including Section 7.8(b)) with respect to each such new written notice.

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(c)       The Seller agrees that it shall promptly (and, in any event, within one Business Day of the Company’s or Seller’s Knowledge of any such event) notify Purchaser if (i) any inquiries, offers or proposals with respect to an Acquisition Proposal are received by, (ii) any non-public information is requested from the Company with respect to an Acquisition Proposal or in connection with any inquiry, proposal or offer that is could reasonably be expected to lead to an Acquisition Proposal, or (iii) any discussions or negotiations are sought to be initiated or continued in connection with the submission of an Acquisition Proposal with, the Seller, the Company, any Subsidiary or any of their Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making such inquiry, offer or proposal and the material terms and conditions of any inquiries, offers or proposals (including copies of any written requests, offers or proposals, including proposed agreements). Without limiting the generality of the foregoing, the Seller shall provide to Purchaser, as soon as practicable and in any event within two Business Days after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal) sent by or provided to the Seller, the Company, any Subsidiary or any Representative in connection with any Acquisition Proposal.

7.9          Further Assurances. From and after the Closing, the Seller, the Company and the Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

7.10         Confidentiality. Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, and cause its Representatives to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Purchaser or its Representatives pursuant to this Agreement. If this Agreement is terminated prior to the Closing; the Confidentiality Agreement and the provisions of this Section 7.10 shall nonetheless continue in full force and effect.

7.11        Seller Shareholder Approval.

(a)       As soon as reasonably practicable following the date hereof, and in any event on or before the fifth Business Day after the date hereof, Seller shall post the Circular to the Seller Shareholders convening the General Meeting (the “Circular Distribution”). The Circular shall include an information statement detailing the transactions contemplated hereby and all other voting materials for the General Meeting required by Law, and shall include the Seller Board Recommendation, except and to the extent expressly permitted by Section 7.8.

(b)       As soon as reasonably practicable following the Circular Distribution, and, in any event, no later than thirty (30) days after the delivery of such Circular, Seller shall hold the General Meeting for purposes of considering and passing an ordinary resolution of the shareholders (the “Resolution”) of Seller to approve, implement and effect the transactions contemplated by this Agreement, including the Seller’s sale, assignment, transfer and conveyance of the Shares to the Purchaser in accordance with the terms of this Agreement (the “Seller Approval”).

(c)       In connection with the preparation of the Circular, the Circular Distribution and the General Meeting, Seller and the Company shall (i) use commercially reasonable efforts to obtain the Seller Approval and (ii) otherwise comply in all material respects with all legal requirements applicable to the General Meeting. Seller shall provide Purchaser and its counsel the reasonable opportunity to review and comment on the Circular and all amendments and supplements thereto, and Seller shall take into good faith consideration all of Purchaser’s reasonable changes, additions or deletions to each version of or amendment or supplement to the Circular. The Purchaser shall, and shall cause its authorized representatives to, use commercially reasonable efforts to cooperate with and promptly provide in good faith any information to Seller reasonably required for the preparation of the Circular and all other documentation necessary in connection with the Circular Distribution.

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7.12         Restrictive Covenants.

(a)       During the Restricted Period, the Seller will not, directly or indirectly, in any manner (whether on the Seller’s own account, or as an owner, equity holder, shareholder, partner, member, manager, operator, consultant, officer, director, employee, investor, agent, representative or otherwise), anywhere in the Applicable Area, engage directly or indirectly in the Business or any business that competes directly or indirectly with the Business, or own any interest in, manage, control, participate in (whether as an owner, equity holder, shareholder, partner, member, manager, operator, consultant, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services to or for any Person that is engaged in the Business or any business that competes directly or indirectly with the Business; provided, however, ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging in the Business.

(b)       During the Restricted Period, the Seller will not, directly or indirectly, in any manner (whether on the Seller’s own account, or as an owner, equity holder, shareholder, partner, member, manager, operator, consultant, officer, director, employee, investor, agent, representative or otherwise), (i) solicit, approach or entice away or cause to be solicited, approached or enticed away from the Company any Customer for the purposes of purchasing products substantially similar to those offered in the Business, (ii) engage, recruit, solicit, or employ or otherwise enter into any business relationship with any Person employed or engaged by the Company or any of its Subsidiaries and who performs services for the Business, including without limitation any sales representative, distributor or agent, or induce or attempt to induce any such Person to leave such employment or engagement, or (iii) make any public statement, or cause any public statement to be made or attributed to Seller or its agents, that disparages, calls into disrepute, defames or slanders the Purchaser, or the Company or any of its Subsidiaries, or any of their respective successors, predecessors, officers, directors, managers, members, employees, stockholders, agents, attorneys, representatives, or its Business; provided, however, that the restriction set forth in this Section 7.12(b)(iii) shall not: (A) prohibit Seller from making any truthful statement to Seller’s legal counsel or other advisors or any testimony compelled by the legal process; or (B) prevent Seller from exercising its rights or remedies under this Agreement.

(c)       If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.12 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

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7.13         FDA Cooperation. The Company shall seek to obtain a waiver of any and all Prescription Drug User Fee amounts owed to the FDA by the Company for the United States Federal government’s fiscal year ended September 30, 2018 (the “PDUFA Waiver”). To the extent such PDUFA Waiver has not been approved or denied, either in whole or in part, by the FDA prior to the Closing, the Purchaser shall, and shall cause the Company to, cooperate with, and provide assistance to, Seller as Seller deems reasonably necessary to obtain the PDUFA Waiver. Following the Closing, the Company shall make available to Seller the use of the Company’s FDA designee for purposes of obtaining the PDUFA Waiver. Notwithstanding anything herein to the contrary, Seller shall have full responsibility for, and control of, the PDUFA Waiver process, including responsibility for any communications to the FDA with respect to such waiver. Any cooperation or assistance with respect to this matter shall terminate upon the final, non-appealable decision of the FDA on whether to approve or deny such PDUFA Waiver.

ARTICLE VIII.

TAX MATTERS

8.1          Tax Returns.

(a)       The Company and its Subsidiaries shall promptly prepare, or cause to be prepared, on a basis consistent with past practice to the extent permitted under applicable Law, all Tax Returns which are due on or before the Closing Date. The Company shall present such Tax Returns to the Purchaser for review at least forty (40) days before the date on which such Tax Returns are required to be filed. The Company shall consider all comments made by the Purchaser in good faith and shall cause the Company and its Subsidiaries to timely file such Tax Returns.

(b)       The Purchaser shall timely prepare, or cause to be prepared: (A) all Tax Returns with respect to Pre-Closing Tax Periods which are due after the Closing Date (other than Tax Returns described in clause (B) of this sentence); and (B) all Tax Returns for any Straddle Period. The Purchaser shall also determine the portion of the Taxes shown as due on each such Tax Return described in clause (B) of the preceding sentence that are allocable to a Pre-Closing Tax Period, which determination shall be set forth in a statement (the “Statement”). To the extent relating to Taxes for a Pre-Closing Tax Period, Tax Returns described in the first sentence of this Section 8.1(b) shall be prepared on a basis consistent with past practice, except as required by applicable Law. The Purchaser shall present such Tax Returns and any related Statement to the Seller for review at least forty (40) days before the date on which such Tax Returns are required to be filed. Such Tax Returns will not be filed without the prior written consent of the Seller. Failure of the Seller to object to such Tax Returns within thirty (30) days of receipt thereof shall constitute consent thereto. The Purchaser and the Seller shall undertake in good faith to resolve any issues raised in any objection prior to the due date (including any extension thereof) for filing such Tax Returns and mutually to consent to the filing of such Tax Returns and to agree on the determination to be set forth in any Statement related thereto, in which case the information and total amount of Taxes shown to be due on such agreed Tax Returns and any such agreed Statement shall be final and binding on the parties hereto absent manifest error. In the event the Purchaser and the Seller are unable to resolve any dispute concerning such Tax Returns and any such Statement by the earlier of (A) seven (7) calendar days after the date of the Purchaser’s receipt of written notice from the Seller setting forth the Seller’s proposed resolution of such dispute, or (B) seven (7) calendar days prior to the due date for filing of such Tax Returns in question (including any extension thereof), the Purchaser and the Seller shall submit all such disputes to the Neutral Auditors for resolution in accordance with the cost sharing procedures set forth in the definition of Neutral Auditors. In any case where a disputed item has not been resolved (either by mutual agreement of the parties hereto or by a determination of the Neutral Auditors) prior to the due date (including any extension thereof) for filing such Tax Returns, then the Purchaser may resolve such item as it shall determine in its sole discretion and cause such Tax Returns to be filed on the due date (including any extension thereof) for filing such Tax Returns without the parties’ mutual agreement or consent of the Seller. Notwithstanding the filing of such Tax Returns, (x) the Neutral Auditors shall make a determination with respect to any such disputed item, and (y) the amount of Taxes determined to be due with respect to such Tax Returns and determined to be properly set forth on any Statement related to such Tax Returns, shall be the amount of Taxes that would have been due on such Tax Returns and the amount of Taxes that would be properly set forth on such Statement related to such Tax Returns, respectively, after giving effect to the Neutral Auditors’ determination.

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8.2          Straddle Period. In the case of any Straddle Period, the amount of any Income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time).

8.3          Certain Post-Closing Payments and Benefits. If the Purchaser or the Company or any of its Subsidiaries (a) receives any Tax refund, or (b) utilizes the benefits of any overpayment of Tax that, in either case, relates to Income Taxes paid or accrued by the Company or any of its Subsidiaries with respect to a Tax period (or portion thereof) ending before or including the Closing Date, the Purchaser shall transfer, or cause to be transferred, to the Seller within ten (10) days of receipt the entire amount of the refund or overpayment, including any interest thereon, less the amount of any out-of-pocket expenses or costs incurred by Purchaser in making such transfer or any resulting Taxes paid by the applicable Company or Subsidiary upon the receipt of such a refund.

8.4          Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all Transfer Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller. The Purchaser shall prepare any Tax Returns with respect to such Transfer Taxes, and the Representative shall cooperate with the Purchaser in the preparation of such Tax Returns.

8.5          Cooperation on Tax Matters. The Purchaser, on the one hand, and the Seller, on the other hand, and their respective Affiliates shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Tax Authority which relate to the Company or any of its Subsidiaries, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Tax Authority and records concerning the ownership and tax basis of property, which the requested party may possess.

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8.6          Post-Closing Actions. The Purchaser shall not, and shall not cause or permit the Company or any of its Subsidiaries to, (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such year or to the portion of any Straddle Period ending on or prior to the Closing Date, in each such case without the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed).

8.7          Tax Proceedings. After the Closing Date, Purchaser will give written notice to the Seller of any written notice received by the Purchaser or any of its Affiliates, and the Seller will give written notice to the Purchaser of any written notice received by Seller or any of its Affiliates, that involves the commencement of any Tax Proceeding relating to any Pre-Closing Tax Period of the Company or any of its Subsidiaries within ten (10) Business Days of such receipt of such written notice; provided, the failure to provide notice of a Tax Proceeding shall not relieve any Person of its obligations pursuant to this Agreement except to the extent such Party is actually prejudiced by such failure. The Purchaser shall control the defense of any such Tax Proceeding and Seller may, at its expense, participate in the defense of such Tax Proceeding. The Purchaser shall keep the Seller informed regarding the progress and substantive aspects of such Tax Proceeding. Notwithstanding any provision of this Agreement to the contrary, to the extent that a provision of this Section 8.7 directly conflicts with any provision of Article X, this Section 8.7 shall govern.

ARTICLE IX.

CONDITIONS TO CLOSING

9.1          Conditions to the Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Seller in its sole discretion) of the following conditions:

(a)       The representations and warranties of the Purchaser set forth in Article VI shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality and Material Adverse Effect) on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

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(b)       The Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)       A certificate duly executed by an Authorized Officer of the Purchaser, dated as of the Closing Date, certifying on behalf of the Company that the conditions set forth in Sections 9.1(a) and 9.1(b) have been fulfilled;

(d)       A certificate duly executed by the Secretary or an Assistant Secretary of the Purchaser certifying (i) as to the full force and effect of its certificate of incorporation and bylaws (or equivalent governing documents) of the Purchaser attached to such certificates as exhibits, (ii) that attached thereto are true and complete copies of all resolutions duly adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and all of the transactions contemplated hereby, and all such resolutions are in full force and effect, and (iii) the names and signatures of the officers of the Purchaser authorized to sign this Agreement;

(e)       On the Closing Date, no order, injunction or decree issued by any court or agency of competent jurisdiction, U.S. or non-U.S., or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Body which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement;

(f)       The Transition Services Agreement in the form of Exhibit A hereto shall have been duly executed by Purchaser;

(g)       The Seller Approval shall have been obtained; and

(h)       The Purchaser shall have delivered:

(i)       payment, on behalf of Seller, of the Settlement Amounts to the account(s) designated by Seller; and

(ii)       payment by wire transfer of immediately available funds, to the account(s) designated in writing by Seller to the Purchaser, of the aggregate Closing Amount, in accordance with Section 2.1 and Section 2.2.

All such agreements, certificates, documents and other items shall be in form and substance reasonably satisfactory to Seller.

9.2          Conditions to the Obligations of Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Purchaser in its sole discretion) of the following conditions:

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(a)       The representations and warranties of the Seller and the Company set forth in Article IV and Article V, respectively, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality and Material Adverse Effect) on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

(b)       The Seller and the Company shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date;

(c)       A certificate or certificates duly executed by an Authorized Officer of each of the Company and Seller, dated as of the Closing Date, certifying on behalf of the Company and Seller, that the conditions set forth in Sections 9.2(a) and 9.2(b) have been fulfilled;

(d)       A certificate or certificates duly executed by the Secretary or an Assistant Secretary of each of the Company and Seller certifying (i) as to the full force and effect of its Organizational Documents attached to such certificates as exhibits, (ii) that attached thereto are true and complete copies of all resolutions duly adopted by the Boards of Directors of the Company and Seller authorizing the execution, delivery and performance of this Agreement and all of the transactions contemplated hereby, and all such resolutions are in full force and effect, and (iii) the names and signatures of the officers of each of the Company and Seller authorized to sign this Agreement;

(e)       Seller shall have delivered, or cause to be delivered, to the Purchaser a stock certificate evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(f)        The Company and the Seller shall have delivered to the Purchaser good standing certificates for the Company and each of its Subsidiaries from the jurisdiction of each such Person’s organization and each jurisdiction in which the Company or any Subsidiary is qualified to do business;

(g)       On the Closing Date, no Injunction shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Body which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement;

(h)       The Company and Seller shall have delivered payoff letters and final invoices with respect to the Settlement Amounts;

(i)        All consents to the transactions contemplated by this Agreement set forth on Section 9.2(i) of the Disclosure Schedules shall have been received;

(j)        A certificate shall have been duly executed by the Company, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h);

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(k)       The Seller Approval shall have been obtained;

(l)        Since the Interim Financial Statements Date, there shall not have occurred any event, change or circumstance that has had a Material Adverse Effect;

(m)      Each Company Contract shall be in full force and effect as of the Closing and the terms thereof shall not have been amended or waived without the prior written consent of Purchaser;

(n)       The Company and the Seller shall have delivered to the Purchaser the minute books and stock records of the Company and its Subsidiaries;

(o)       The Transition Services Agreement in the form of Exhibit A hereto shall have been duly executed by Seller and/or its Affiliate(s) as determined by the Purchaser; and

(p)       The amendment(s) to the contract set forth on Section 9.2(p) of the Disclosure Schedules shall have been fully executed by the parties thereto and a copy or copies shall have been delivered to the Purchaser;

(q)       The Seller shall have received a consent to assign to the Company the contract set forth on Section 9.2(q) of the Disclosure Schedules; and

(r)       The Company and the Seller shall have delivered to the Purchaser all other instruments and documents required by this Agreement and the Ancillary Agreements to be delivered by the Company, its Subsidiaries, or the Seller to the Purchaser.

All such agreements, certificates, documents and other items shall be in form and substance reasonably satisfactory to the Purchaser.

ARTICLE X.

INDEMNIFICATION

10.1        Indemnification.

(a)       From and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Persons from and against all Damages incurred or suffered by the Seller Indemnified Persons:

(i)       caused by or arising out of or resulting from the Purchaser’s breach of any of the Purchaser’s covenants or agreements contained in this Agreement or in any Ancillary Agreement;

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(ii)       caused by or arising out of or resulting from any misrepresentation in, or inaccuracy or breach of, any representation or warranty made by the Purchaser contained in Article VI of this Agreement or in any Ancillary Agreement, or in any certificates or other documents delivered by the Purchaser at the Closing pursuant to Section 9.1; or

(iii)      any fraud committed by or on behalf of the Purchaser in connection with the transactions contemplated by this Agreement.

(b)       From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser Indemnified Persons from and against all Damages incurred or suffered by the Purchaser Indemnified Persons:

(i)        caused by or arising out of or resulting from any misrepresentation in, or inaccuracy or breach of, any representation or warranty made by the Seller and/or the Company contained in Article IV or Article V of this Agreement or in any Ancillary Agreement, or in the certificates or other documents delivered by the Company and the Seller at the Closing pursuant to Section 9.2;

(ii)       caused by or arising out of or resulting from Seller’s breach of any of its covenants or agreements contained in this Agreement or in any Ancillary Agreement;

(iii)      any Settlement Amounts to the extent not paid or satisfied by Seller and/or the Company at or prior to the Closing, or if paid by Purchaser at or prior to the Closing, to the extent not deducted in the determination of the Closing Amount;

(iv)       Indemnified Pre-Closing Taxes;

(v)       any fraud committed by or on behalf of the Seller or the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement; or

(vi)       the Special Indemnity Matter.

(c)       Except in the case of fraud, and notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, this Section 10.1 contains the Parties’ exclusive remedies against each other after Closing with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at the Closing pursuant to Sections 9.1(c), Section 9.1(d), Section 9.2(c) or Section 9.2(d), as applicable.

(d)       The indemnity of each Party provided in this Section 10.1 shall be for the benefit of and extend to the Seller Indemnified Persons and the Purchaser Indemnified Persons, as the case may be. Any claim for indemnity under this Section 10.1 by the Seller Indemnified Person may be brought solely by the Seller on behalf of the Seller Indemnified Persons. No Indemnified Person other than the Seller and the Purchaser shall have any rights against the Seller or the Purchaser under the terms of this Section 10.1 except as may be exercised on its behalf by the Purchaser or the Seller, as applicable, pursuant to this Section 10.1(d). The Seller and the Purchaser may elect to exercise or not exercise indemnification rights under this Section 10.1 on behalf of the other Indemnified Persons affiliated with them in their sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 10.1.

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(e)       The Parties shall treat, for Tax purposes, any amounts paid under this Article X as an adjustment to the Purchase Price.

10.2          Indemnification Actions. All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

(a)       For purposes of this Article X, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article X, and the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article X.

(b)       To make a claim for indemnification under Section 10.1, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 10.2 in writing, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly, but in no event more than thirty (30) days after the Indemnified Person’s receipt of the Third Party Claim, and shall enclose a copy of all papers (if any) served or provided with respect to the Third Party Claim; provided that the failure of any Indemnified Person to give notice of a Third Party Claim as provided in this Section 10.2 shall not relieve the Indemnifying Person of its obligations under Section 10.1 except to the extent such failure results in a material prejudice of the Indemnifying Person’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)       In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Person shall have fifteen (15) days from its receipt of the Claim Notice to notify the Indemnified Person whether it will assume the defense of such Third Party Claim under this Article X; provided that (i) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (ii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Person and (iii) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently.

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(d)       If the Indemnifying Person assumes the defense of the Third Party Claim in accordance with Section 10.2(c) above, it shall have the right to defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof, but it shall keep the Indemnified Person apprised of all material developments, including settlement offers, with respect to the Third Party Claim. The Indemnified Person may, at its own expense, participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Person pursuant to this Section 10.2(d). The Indemnified Person will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Person, which, will not be unreasonably withheld, conditioned or delayed so long as the proposed settlement or judgment does not place any material restrictions on the Indemnifying Party. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. An Indemnifying Person shall not, without the written consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnified Person.

(e)       If the Indemnifying Person notifies the Indemnified Person that it will not assume the defense of the Third Party Claim or any of the conditions of Section 10.2(c) above is or becomes unsatisfied, then (i) the Indemnified Person shall have the right to defend against the Third Party Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, (ii) the Indemnified Person may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third Party Claim, subject to the consent of the Indemnifying Party, which consent shall not unreasonably be withheld, (iii) the Indemnifying Person will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iv) the Indemnifying Person will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent provided in this Article X.

(f)       In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to such claim, and whether and to what extent any amount is payable in respect of such claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

10.3         Limitation on Actions.

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(a)       The representations and warranties of the Parties in Articles IV, V and VI and the covenants and agreements of the Parties in this Agreement or any Ancillary Agreement to be performed at or prior to the Closing and the corresponding representations and warranties given in the certificates delivered at the Closing pursuant to Section 9.1(a), Section 9.1(b), Section 9.2(a) and Section 9.2(b), as applicable, shall survive the Closing for a period of eighteen (18) months; provided, however, that the Fundamental Representations shall survive until sixty (60) days following the expiration of the applicable statute of limitations with respect to the particular matters that are the subject thereof. The representations, warranties, covenants and agreements contained in this Agreement which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until sixty (60) days following the expiration of any applicable statute of limitations (as extended under applicable Law); provided that any such representation, warranty, covenant or agreement which expires on a date certain shall survive until such date certain. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)       The indemnities in Section 10.1 shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date; provided, however, that the indemnities for Indemnified Pre-Closing Taxes shall survive until sixty (60) days following the applicable statute of limitations.

(c)       The Seller shall not have any liability for any indemnification under Section 10.1(b)(i) unless and until the aggregate Damages for which Claim Notices are delivered by the Purchaser exceed $195,000 (the “Deductible”), after which point the Seller will be obligated to indemnify Purchaser Indemnified Persons from and against all such Damages from dollar one; provided, however, that the foregoing limitation shall not apply in respect of any Damages relating to any (i) breach of any Fundamental Representation or (ii) fraud or intentional misrepresentation.

(d)       The aggregate amount of all Damages for which the Seller shall have liability for indemnification under Section 10.1(b)(i) shall not exceed $1,300,000 (which limit shall be increased, dollar for dollar, for the amount that is 10% of any Earnouts actually paid); provided, however, that the foregoing limitation shall not apply in respect of any Damages relating to any (i) breach of any Fundamental Representation, for which the limit shall be $13,000,000 (which limit shall be increased, dollar for dollar, for any Earnouts actually paid), or (ii) fraud or intentional misrepresentation.

(e)       If any portion of Damages to be reimbursed by the Indemnifying Person may be covered, in whole or in part, by third party insurance coverage, the Indemnified Person shall promptly give notice thereof to the Indemnifying Person (a “Notice of Insurance”). If the Indemnifying Person so requests within sixty (60) days after receipt of a Notice of Insurance, the Indemnified Person shall use its commercially reasonable efforts (which shall not include the obligation to institute or defend any action) to collect the maximum amount of insurance proceeds thereunder, in which event all such proceeds actually received (net of deductibles, co-payments or other costs incurred the Indemnified Person (including increased premiums on such related Insurance Policies) in seeking such collection) shall be considered “Eligible Insurance Proceeds.”

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(f)        In any case where an Indemnified Person recovers from a third Person any Eligible Insurance Proceeds or any other amount in respect of any Damage for which an Indemnifying Person has actually reimbursed it pursuant to this Article X, such Indemnified Person shall promptly pay over to the Indemnifying Person the amount of such Eligible Insurance Proceeds, but not in excess of the sum of any amount previously paid by the Indemnifying Person to or on behalf of the Indemnified Person in respect of such claim.

(g)       Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damage.

(h)       In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing.

(i)        Notwithstanding anything in this Agreement to the contrary, solely for purposes of determining the amount of Damages arising from any breach or inaccuracy of any representation or warranty, such representation and warranty will be read without regard and without giving effect to the terms “material,” “in all material respects,” “Material Adverse Effect” or similar words or phrases contained in such representation or warranty (i.e., as if such words or phrases were deleted from such representation and warranty); except, for purposes of this Section 10.3(i), all dollar thresholds contained in the representations and warranties contained in this Agreement remain applicable, and are in no way limited by the immediately preceding sentence.

10.4          Setoff. Purchaser shall be entitled, but not obligated, to recover any amounts due from Seller under this Agreement by setting off such amounts against any Earnout (such amount, the “Setoff Amount”). Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it. Notwithstanding the foregoing, to the extent Purchaser exercises such right to setoff, the Setoff Amount shall be paid to an escrow agent mutually agreeable to Purchaser and Seller, which shall be a bank with trust powers that is insured by the Federal Deposit Insurance Corporation, to be held pursuant to the terms and conditions of this Agreement and an escrow agreement to be entered into at the time of any initial deposit. For the avoidance of doubt, such Setoff Amount (or any portion thereof), shall be distributed promptly to the party entitled to such amount once Damages are agreed to by the Indemnifying Person or finally adjudicated pursuant to this Article X.

ARTICLE XI.

TERMINATION

11.1         Termination.

(a)       This Agreement may be terminated at any time prior to the Closing:

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(i)            by mutual written consent of the Purchaser and Seller;

(ii)           by the Purchaser or Seller if:

(A)       the Closing has not occurred on or prior to December 31, 2018; provided, however, a Party shall not have the right to terminate this Agreement under this Section 11.1(a)(ii)(A) if the Closing has failed to occur because such Party has failed to perform or observe in any material respect its covenants and agreements hereunder or in any Ancillary Agreement;

(B)       a Governmental Body shall have issued an order or taken any other Action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which order or other Action is final and non-appealable; or

(C)       if the Resolution is not passed at the General Meeting;

(iii)          by the Purchaser, if the Seller or Company has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement or any Ancillary Agreement, which breach or failure to perform is not waived in writing by the Purchaser or cannot be cured or, if curable, is not cured within twenty (20) days after written notice of such breach is given to Seller by the Purchaser;

(iv)          by the Seller, if the Purchaser has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement or any Ancillary Agreement, which breach or failure to perform is not waived in writing by the Seller or cannot be cured or, if curable, is not cured within twenty (20) days after written notice of such breach is given to the Purchaser by Seller;

(v)           by the Seller, if any of the conditions to Closing set forth in Section 9.1 are not capable of being fulfilled as of the Closing so long as the Seller and the Company are not in material breach of the obligations under this Agreement or any Ancillary Agreement;

(vi)          by the Purchaser, if any of the conditions to Closing set forth in Section 9.2 are not capable of being fulfilled as of the Closing so long as the Purchaser is not in material breach of its obligations under this Agreement;

(vii)         by the Purchaser if (A) an Adverse Recommendation Change shall have occurred, (B) the Seller or the Seller Board (or any committee thereof) shall (x) approve, adopt or recommend any Acquisition Proposal or (y) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal, (C) the Seller shall fail to include in the Circular distributed to Seller Shareholders the Seller Board Recommendation, or (D) the Seller or the Seller Board (or any committee thereof) shall formally authorize or publicly propose any of the foregoing; or

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(viii)        by the Seller if an Adverse Recommendation Change has occurred.

(b)       The Party desiring to terminate this Agreement pursuant to Section 11.1(a) (ii), (iii) or (iv) shall give written notice of such termination to the other Party hereto specifying the provision hereof pursuant to which such termination is made.

11.2         Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Purchaser, the Company or the Seller or their respective officers, managers, directors, members, shareholders or Affiliates, except as set forth in Section 11.3; provided, however, that the provisions of Section 7.5 (Public Announcements), Section 7.10 (Confidentiality), Section 11.2 (Effect of Termination), Section 11.3 (Remedies) and Article XII of this Agreement, and the Confidentiality Agreement, shall remain in full force and effect and survive any termination of this Agreement and nothing in this Section 11.2 shall relieve any Party from liability for any breach of this Agreement that arose prior to such termination.

11.3         Remedies. The termination of this Agreement shall not affect any Party’s right to recover damages sustained by such Party as a result of any willful breach by the other Party of any covenant or agreement contained in this Agreement or fraud, intentional misrepresentation or willful breach of covenants. Further, if a Payment Event occurs, the Seller shall pay Purchaser (by wire transfer of immediately available funds) simultaneously with the occurrence of such Payment Event, unless previously paid, Purchaser’s reasonable out-of-pocket expenses incurred since August 7, 2018 not to exceed $400,000.

ARTICLE XII.

MISCELLANEOUS

12.1         Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (e) on the date sent by e-mail or other electronic communication, including in .pdf form. Such communications, to be valid, must be addressed as follows:

If to the Purchaser, to:

Kanwa Holdings, LP c/o Barings LLC

300 S. Tryon Street Suite 2500

Charlotte, NC 28202

Attn: Alternatives Legal

E-mail: lindsay.schall@barings.com

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With a required copy to (which shall not constitute notice):

McGuireWoods LLP

201 N. Tryon St. Suite 3000

Charlotte, NC 28202

Attn: Greg Kilpatrick

E-mail: gkilpatrick@mcguirewoods.com

If to the Seller or the Company, to:

Midatech Pharma PLC

65 Innovation Drive

Milton Park, Abingdon

Oxfordshire OX14 4RQ

United Kingdom

Attn: Nick Robbins-Cherry

Email: nickrc@midatechpharma.com

With a required copy to (which shall not constitute notice):

Brown Rudnick LLP

One Financial Center

Boston, MA 02110

Attn: Jason S. McCaffrey

E-mail: jmccaffrey@brownrudnick.com

Facsimile: (617) 289-0856

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

12.2        Amendments and Waivers.

(a)       Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed by the Seller and the Purchaser.

(b)       No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)       To the maximum extent permitted by law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.

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12.3         Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Closing occurs.

12.4         Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns. Any purported assignment not permitted under this Section 12.4 shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

12.5         Governing Law. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contract, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflict of laws rules or provisions (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

12.6         Consent to Jurisdiction; Governing Law.

(a)       Each of the Parties hereto irrevocably consents to the service of any process, pleasing, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such Party at such Party’s address set forth herein, or by any other method provided or permitted under Delaware law.

(b)       Each Party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction or will not accept jurisdiction, any Federal court located in the State of Delaware; (ii) consents to the exclusive jurisdiction of any such court in any such suit, action or proceeding in any such court; (iii) waives any objection which such Party may have to the laying of venue of any such suit, action or proceeding in any such court; and (iv) agrees that it will not bring any Action arising out of this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction or will not accept jurisdiction, any Federal court located in the State of Delaware.

12.7         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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12.8         Counterparts. This Agreement may be executed in any number of counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures or delivered by electronic communication by portable document format (.pdf), each of which shall be deemed an original.

12.9         Third Party Beneficiaries. Except as set forth herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

12.10        Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. All exhibits and schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

12.11        Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12.12        Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.13        Specific Performance. The Purchaser and the Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Each Party irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance.

12.14        Legal Representation.

(a)       Following the Closing, Brown Rudnick LLP may serve as counsel to Seller and its Affiliates in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person, and each of the Parties consents thereto and waives any conflict of interests arising therefrom.

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(b)       The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and therefore waive any application of any law, rule, regulation, holding or rule of construction providing that such ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Additionally, all communications involving attorney-client confidences between the Seller and/or the Company and its Affiliates, on the one hand, and Brown Rudnick LLP, on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to the Seller (and not the Purchaser). Accordingly, and notwithstanding anything to the contrary in this Agreement, the Purchaser or its Affiliates shall not have access to any such communications or to the files of Brown Rudnick LLP relating to such engagement from and after the Closing Date. Without limiting the generality of the foregoing, from and after the Closing Date, (i) the Seller (and not the Purchaser and its Affiliates) shall be the sole holder of the attorney-client privilege with respect to such engagement, and the Purchaser shall not be a holder thereof, (ii) to the extent that files of Brown Rudnick LLP in respect of such engagement constitute property of the client, only the Seller (and not the Purchaser or its Affiliates) shall hold such property rights and (iii) Brown Rudnick LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchaser or any of its Affiliates by reason of any attorney-client relationship between Brown Rudnick LLP and the Purchaser or otherwise.

(c)       The Company further agrees that Brown Rudnick LLP’s retention by the Company shall be deemed completed and terminated without any further action by any Person effective as of the Closing.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties hereto on the date first written above.

SELLER:

MIDATECH PHARMA PLC

By:	/s/ Dr. Craig Cook
Name: Dr. Craig Cook
Title: Chief Executive Officer

COMPANY:

MIDATECH PHARMA US INC.

By:	/s/ Nicholas Robbins-Cherry
Name: Nicholas Robbins-Cherry
Title: Treasurer

PURCHASER:

KANWA HOLDINGS, LP

By: BAI GP, LLC, on behalf of BAI, GP, LLC – Series II, as its general partner

By:	/s/ Thomas Juterbock
Name: Thomas Juterbock
Title: Authorized Officer

Signature Page to Stock Purchase Agreement

Exhibit A

Form of Transition Services Agreement

(Attached.)

Exhibit A

Exhibit A

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), effective as of ____________, 2018 (the “Effective Date”), is entered into by and between Midatech Pharma PLC, a company formed under the laws of England and Wales (“Provider”), Midatech Pharma US Inc., a Delaware corporation (“Company”), and Kanwa Holdings, LP, a Delaware limited partnership (“Purchaser,” and collectively with the Company, the “Purchaser Parties”). Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of September ______, 2018, by and among Purchaser, Provider and the Company.

STATEMENT OF PURPOSE

A.            Pursuant to the Purchase Agreement, Purchaser has agreed to purchase from Provider, and Provider has agreed to sell to Purchaser, all of the capital stock of the Company for the consideration and on the terms and conditions set forth in the Purchase Agreement (the “Transaction”).

B.            In connection with the transactions contemplated by the Purchase Agreement, the parties desire that Provider provide Company with certain transition services under the terms and subject to the conditions set forth in this Agreement.

ARTICLE I

Provision of Services

1.1           General Intent. The Purchaser Parties acknowledge and understand that the Services (as defined below) provided hereunder are transitional in nature and are furnished by Provider solely for the purpose of facilitating the Transaction and the operation of the Company for a limited period of time after the Closing Date, as set forth herein. Company will, and Purchaser shall cause it to, use commercially reasonable efforts to make a transition to its own internal organization or any other third-party suppliers for the Services as promptly as practicable.

1.2           Services to Be Provided.

(a)       On the terms and subject to the conditions of this Agreement, the Provider shall provide, or shall cause one or more of its Affiliates or Subcontractor (as defined below) to provide, the Company with each of the services described in Annex A (the “Initial Services”) during the Transition Period (unless a lesser time is set forth in Annex A or otherwise agreed in writing by the parties) and, subject to subsection (b) below, upon the request of the Company, certain additional services to the extent such additional services were actually provided to the Company by the Provider (or its Affiliates) as of immediately prior to the Closing Date (the “Additional Services”, and together with the Initial Services, the “Services”). For the avoidance of any doubt, any Services provided by the Provider, its Affiliates or Subcontractors shall be provided to Company in substantially the same manner and to substantially the same extent as provided by the Provider (or its Affiliates) to the Company as of Closing (including with respect to the jurisdictions in which any Service is provided).

(b)       In addition to the Initial Services, Company may request the Additional Services, on commercially reasonable terms, and the parties agree to negotiate in good faith the terms and conditions (including the cost to the Company of such Additional Services) upon which such Additional Services will be provided and to amend Annex A as necessary upon mutual agreement with respect to such Additional Services; provided, however, that the term for providing any Additional Service requested shall not extend beyond the end of the Transition Period.

(c)       THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES, AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

1.3           Limitation on Services. In connection with the performance of Services, the Provider will have no obligation to (a) upgrade, enhance or otherwise modify any computer hardware, software or network environment currently used (other than software updates in the ordinary course of business), (b) provide any support or maintenance services for any computer hardware, software or network environment that has been upgraded, enhanced or otherwise modified from the computer hardware, software or network environment that is currently used (other than software updates in the ordinary course of business), (c) convert from one format to another any business data for use by Company or any other Person in connection with the Services or otherwise, (d) acquire, lease or license additional or replacement systems, equipment or software, or (e) pay any expenses on the Company’s behalf other than with funds provided in advance to Provider.

1.4           Quality, Quantity and Manner of Performance. Provider shall, and shall cause its Affiliates or other Persons acting on its behalf or at its direction to, use the same degree of care, skill, prudence, and other services levels in rendering Services to Company under this Agreement as the Provider (or its Affiliates) utilizes in rendering such services for its own and its Affiliates’ operations. The quantity of each Service to be provided will be that which Company may reasonably require for the operation of the Company in the ordinary course of business consistent in all material respects with corresponding services which were provided in connection with the operation of the Company prior to the Closing.

1.5           Personnel. Provider shall make available to Company such personnel that have the capacity, skill, and expertise necessary to provide the Services. For avoidance of doubt, any Person providing Services under this Agreement will continue to be an employee, agent, or independent contractor of Provider or its Affiliates (or a permitted Subcontractor under Section 1.6), and under no circumstances will any such Person be treated as an employee, agent, or independent contractor of Company.

1.6           Subcontractors. With Company’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned, Provider will have the right, directly or through one or more Affiliates, to hire or engage one or more subcontractors or other third parties (each, a “Subcontractor”), to perform all or any of Provider’s obligations under this Agreement. Provider shall take reasonable measures to ensure each Subcontractor complies with the terms of this Agreement in relation to the provision of the Services, and shall be responsible for any acts or omissions taken or not taken by any such permitted Subcontractor, including any confidentiality obligations specified in this Agreement.

1.7           Service Shortfall.

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(a)       If Company shall provide the Provider with written notice (a “Shortfall Notice”) of the occurrence of any Significant Service Shortfall (as defined below), Provider shall rectify such Significant Service Shortfall as soon as reasonably practicable following its receipt of a Shortfall Notice. If such Significant Service Shortfall is not rectified within fourteen (14) days of receipt of the Shortfall Notice, Company may obtain replacement services from a third party. The reasonable out-of- pocket cost of any such replacement services, less the amount the Company would have paid for such services under this Agreement, will be paid by the Provider within five (5) Business Days of Provider’s receipt of an invoice from Company for such replacement services. If the Company chooses to obtain the replacement services, (i) the Company may terminate the affected Services upon notice and the Provider will no longer provide such Services to the Company, provided, however, that Provider shall remain liable for reimbursement of Company’s out-of-pocket expenses for such replacement services as provided above, or (ii) after the Provider remedies the Significant Service Shortfall, the Company may request the Provider resume providing the affected Services.

(b)       A “Significant Service Shortfall” shall be deemed to have occurred if the quality or performance falls below the standard required in Section 1.4.

1.8          Termination or Reduction of Scope of Services. Company acknowledges and agrees that it shall, and Purchaser shall cause it to, use commercially reasonable efforts to, as promptly as reasonably practicable, replace and undertake the Services provided by Provider under this Agreement for its own account. Company shall have the right to direct that all of the Services within an entire category (“Category”) of Services as shown on Annex A or a specific sub-category or line item of Services within a Category of Services as shown on Annex A, be terminated effective on a date established by Company. Upon such request from Company, Provider agrees to discuss in good faith appropriate reductions to the relevant Service charges, if any, in light of all relevant factors including the costs and benefits to Provider of any such reductions. Annex A shall be updated to reflect any agreed-upon reduced Service.

1.9          Cooperation. The Company shall provide the Provider with any Records of the Company, and will cause the employees of Company and its Affiliates to furnish all information reasonably requested by the Provider, to the extent necessary for the Provider to satisfy its obligations under this Agreement.

1.10        Transition Services Manager. Provider appoints and designates ______ to act as its initial services manager (“Provider’s Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Services and will have authority to act on the Provider’s behalf with respect to matters relating to this Agreement. Provider’s Services Manager will work with the Company’s personnel to periodically address issues and matters raised by the Company related to this Agreement.

ARTICLE II

Fees and EXPENSES

2.1          Fees.       Provider shall provide the Initial Services for no fee during the first six months of this Agreement. To the extent the Company continues to require any Services during the period beginning on the date that is six (6) months following the Closing, the Company shall pay to Provider a fee of $5,000 a month for any Services following such date through the date that is twelve (12) months following the Closing. To the extent the Company continues to require any Services during the period beginning on the date that is one (1) year following the Closing, the Company shall pay to Provider a fee of $10,000 a month for any month during which Services are to be performed. Any fees owed to the Provider pursuant to this Section 2.1 shall not be owed if, during any such month a fee is owed, the PDUFA Waiver has not been satisfactorily resolved. Notwithstanding anything herein to the contrary, nothing in this Section 2.1 shall imply that the Provider has any obligation to provide Services for any period other than during the Transition Period or if this Agreement has been terminated in accordance with its terms.

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2.2          Expenses.      The Company shall reimburse the Provider on a monthly basis for reasonable out-of-pocket expenses actually incurred by the Provider or its Affiliates (e.g., amounts paid to third-party vendors) in the course of providing the Services; provided that any such individual expense greater than $5,000 or cumulative monthly expenses greater than $20,000 must be approved by the Purchaser Parties prior to incurrence of such expense (such approvals not to be unreasonably withheld).

2.3          Taxes.      The Company shall be responsible for all sales or use taxes imposed or assessed as a result of the provision of Services by Provider.

2.4       No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party, whether under this Agreement, under the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

ARTICLE III

Representations and Warranties

3.1          Representations and Warranties of Provider. Provider hereby represents and warrants to Company that:

(a)       The execution and delivery by the Provider of, and the consummation by the Provider of the transactions contemplated by, this Agreement, and compliance with the terms hereof by the Provider, do not and shall not: (I) (w) conflict with or result in a breach of the terms, conditions or provisions of, (x) constitute a default under, (y) give any third party the right to modify, terminate or accelerate any obligation under, or (z) result in a violation of the charter or organizational documents of the Provider, any law or order to which the Provider is subject or any contract (whether written or oral) to which the Provider is party or subject; or (II) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any governmental body or authority pursuant to the charter or organizational documents of the Provider, any law or order to which the Provider is subject or any contract (whether written or oral) to which the Provider is subject.

(b)       The Provider has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

(c)       The Provider shall perform the Services pursuant to this Agreement in a manner that complies with all applicable laws and orders or other actions or requirements of any governmental body or authority and standards and governmental orders and applicable ordinances whatsoever.

3.2          Representations and Warranties of the Purchaser Parties. Each of the Purchaser Parties hereby represent and warrant to the Provider that:

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(a)       The execution and delivery by each of the Purchaser and the Company of, and the consummation by the Purchaser and the Company of the transactions contemplated by, this Agreement, and compliance with the terms hereof by the Purchaser and the Company, do not and shall not: (I) (w) conflict with or result in a breach of the terms, conditions or provisions of, (x) constitute a default under, (y) give any third party the right to modify, terminate or accelerate any obligation under or (z) result in a violation of the charter or organizational documents of the Purchaser or the Company, any law or order to which the Purchaser or the Company is subject or any contract (whether written or oral) to which the Purchaser or the Company is party or subject; or (II) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any governmental body or authority pursuant to the charter or organizational documents of the Purchaser or the Company, any law or order to which the Purchaser or the Company is subject or any contract (whether written or oral) to which the Purchaser or the Company is subject.

(b)       Each of the Purchaser and the Company have all requisite corporate or limited partnership power and authority, as the case may be, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

ARTICLE IV

Term and Termination

4.1          Term of Agreement. The term of this Agreement will commence on the Effective Date and will continue (unless sooner terminated pursuant to the terms hereof) for a period of 12 months or such shorter period as may be provided in this Agreement (including as noted in Annex A) with respect to particular Services (the term of this Agreement is referred to as, the “Transition Period”). The Transition Period may be extended by Company and Provider only by mutual written consent.

4.2          Termination Upon Breach.

(a)       Company may terminate this Agreement, upon written notice to the Provider, in the event of a material breach of this Agreement by the Provider that has not been cured within thirty (30) days from the date of receipt by the Provider of written notice from Company of such breach, or if not able to be cured within said 30-day period, significant steps to cure have not been taken by the Provider within that period.

(b)       The Provider may terminate this Agreement, upon written notice to Company, in the event of a material breach of this Agreement by Company that has not been cured within thirty (30) days from the date of receipt by Company of written notice from the Provider of such breach, or if not able to be cured within said 30-day period, significant steps to cure have not been taken by Company within that period. For the avoidance of doubt, non-payment by the Company for a Service provided by Provider in accordance with this Agreement, including reimbursement of any fees or expenses, and not the subject of a good faith dispute shall be deemed a “material breach” for purposes of this Section 4.2.

(c)       Notwithstanding any other provision in this Agreement stating or implying the contrary, whether this Agreement is terminated by the Provider or the Company, the Company will remain liable for the payment of fees and expenses it is obligated for under this Agreement accruing for the period prior to termination even though such fees or expenses may not become due until after termination.

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ARTICLE V

Additional Agreements

5.1          Equipment; Management and Control; Access to Premises.

(a)       All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by the Provider and any of its Affiliates in connection with the provision of Services hereunder, which are the property of the Provider or its Affiliates, will remain the property of the Provider and its Affiliates and, except as otherwise provided in this Agreement, the Purchase Agreement or any other agreement between the relevant parties pertaining to such equipment, will at all times be under the sole direction and control of the Provider and its Affiliates.

(b)       Except as otherwise provided in this Agreement, and subject to the Provider providing, or causing the provision of, Services in accordance with this Agreement and the Company’s compliance with the terms of this Agreement, the management of, and control over, the provision of the Services (including the determination or designation at any time of the equipment, employees and other resources of the Provider and its Affiliates to be used in connection with the provision of the Services) will reside solely with the Provider.

(c)       The Provider shall be able to conduct any routine maintenance, update and fix to its IT Systems, accounting systems or other systems outside of normal business hours. Such maintenance, update or fix shall not be considered a Significant Service Shortfall as long as any outage does not extend for more than 24 hours.

(d)       The Company agrees that it shall provide to Provider’s employees and any third-party service providers or Subcontractors of Provider access to the facilities and personnel of the Company during the Company’s regular business hours following reasonable advance notice, to the extent necessary for the completion of the Services.

5.2          Third-Party Agreements. To the extent that any third-party proprietor of information or software or other intellectual property rights to be disclosed or made available to Company in connection with performance of the Services hereunder requires a specific form of non-disclosure, license or service agreement as a condition of its consent to use of the same for the benefit of Company or to permit Company access to such information or software, Company will execute (and will cause Company’s employees to execute, if required) any such form to the extent such form is reasonably acceptable to Company. To the extent that any additional fees are requested by any such third-party proprietor for such consents, the Company will be responsible for such fees; provided that if the Company does not consent to paying a particular fee, then Provider shall be relieved of its obligation to provide the Services with respect to that particular matter.

5.3          Information Security. If Provider (or any Subcontractor used by Provider to provide Services hereunder) is given access to the IT Systems of the Company in connection with the delivery of Services, the Provider shall, and shall cause each of its Affiliates and Subcontractors to, limit such access to use in connection with the delivery of the Services hereunder and shall comply with all reasonable security requirements of Company (to the extent these are disclosed in writing to the Provider) applicable to such access and use and shall not, and shall use commercially reasonable efforts to cause each of its Affiliates and Subcontractors not to, tamper with, compromise or circumvent any security or audit measures employed by Company. Without limiting the foregoing, each party agrees it will not attempt to access data of the other party except as necessary to perform its obligations or receive the benefits of this Agreement.

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5.4           Confidentiality.

(a)       Each party agrees that it will hold, keep confidential and not use or disclose, and each party will cause each of its Affiliates and each of its and their officers, directors, representatives, agents and employees to hold, keep confidential and not disclose, all information relating to the business of another party disclosed to it by reason of this Agreement, including information it may receive as a result of system access during the term of this Agreement (the “Confidential Information”) for a period of five (5) years from the Effective Date, and will not, directly or indirectly, disclose any such Confidential Information to any third party unless legally compelled to disclose such information; provided, that to the extent that a person receiving Confidential Information hereunder may become legally compelled to disclose any Confidential Information, such person (i) may only disclose such information if it has afforded the other party the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed, and (ii) if such protective order or other remedy is not obtained, or the other party waives in writing such person’s compliance with the provisions of this Section 5.4, they will only furnish that portion of the Confidential Information which is legally required to be so disclosed.

(b)       As used in this Agreement, “Confidential Information” does not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by a party hereto, its Affiliates or any person acting on behalf of any such Person of its own information, or (ii) becomes available to a party hereto or its Affiliates on a non-confidential basis, provided that such source was not known by such party or its Affiliates to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, such other party to this Agreement or its Affiliates with respect to such information.

ARTICLE VI

Liability

6.1           Limitation of Liability. In no event shall Provider have any liability under any provision of this Agreement for any amount individually or collectively with other claims in excess of $75,000 or for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. The Purchaser Parties acknowledge that the Services to be provided hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Article I, including the limitations on representations and warranties with respect to the Services.

6.2           Indemnification for Services.

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(a)        The Provider shall indemnify, defend and hold harmless the Purchaser Parties and each of their respective Representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Damages incurred by the Purchaser Indemnified Parties as a result of any claim by a third party arising out of or resulting from the gross negligence or willful misconduct of Provider or its Affiliates or any third party that provides a Service to the Company, except to the extent such Damages arise from a Purchaser Party’s own employees’ fraud, gross negligence, willful misconduct, any breach of this Agreement, or any material violation by such Purchaser Party of applicable law.

(b)       Subject to the limitations set forth in Section 6.1, the Purchaser Parties shall indemnify, defend and hold harmless the Provider, its Affiliates and each of their respective Representatives (collectively, the “Provider Indemnified Parties”) from and against any and all Damages incurred by the Provider Indemnified Parties as a result of any claim by a third party arising out of or resulting from the gross negligence or willful misconduct of a Purchaser Party, except to the extent such Damages arise from Provider’s own employees’ fraud, gross negligence, willful misconduct, any breach of this Agreement, or any material violation by Provider of applicable law.

(c)       “Damages” shall have the meaning given to it in the Purchase Agreement, provided, however, that any further limitations on Damages set forth in this Agreement shall apply.

(d)         Procedures for indemnification shall be as set forth in Article IX of the Purchase Agreement.

ARTICLE VII

Miscellaneous

7.1          Relationship of Parties. Except as specifically provided in this Agreement, neither party will (a) act or represent or hold itself out as having authority to act as an agent or partner of the other party, or (b) bind or commit in any way the other party to any obligations or agreement. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. The parties’ respective rights and obligations hereunder will be limited to the contractual rights and obligations expressly set forth in this Agreement on the terms and conditions set forth in this Agreement.

7.2          Notices. All notices and other communications hereunder will be in writing and shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (e) on the date sent by e-mail or other electronic communication, including in .pdf form. Such communications, to be valid, must be addressed as follows:

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If to Purchaser or Company:	Midatech Pharma US Inc.
●

With a copy to: (which copy:	Kanwa Holdings, LP
shall not constitute notice)	c/o Barings LLC
300 S. Tryon St., Suite 2500
Charlotte, NC 28202
	Attention:	Alternatives Legal
	Email:	lindsay.schall@barings.com

With a copy to: (which copy	McGuireWoods LLP
shall not constitute notice)	201 N. Tryon St., Suite 3000
Charlotte, NC 28202
	Attention:	Greg Kilpatrick
	Email:	gkilpatrick@mcguirewoods.com

If to Provider:	Midatech Pharma PLC
65 Innovation Drive
Milton Park, Abingdon
Oxfordshire OX14 4RQ
United Kingdom
Attn: Nick Robbins-Cherry
Email: nickrc@midatechpharma.com

With a copy to: (which copy	Brown Rudnick LLP
shall not constitute notice)	One Financial Center
Boston, MA 02110
Attention: Jason S. McCaffrey
Email: jmccaffrey@brownrudnick.com

7.3           Governing Law.

(a)       This Agreement, and any disputes arising hereunder or controversies related hereto, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the choice of law principles of any jurisdiction.

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(b)       To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such Party’s property, each such Party hereby irrevocably waives such immunity in respect of such Person’s obligations with respect to this Agreement.

(c)       Each of the parties agrees that any legal action or proceeding with respect to this Agreement shall be brought in the federal and state courts located in the State of Delaware, and, by execution and delivery of this Agreement, each party to this Agreement irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address (set forth in Section 7.2) below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof. Nothing in this Section 7.3(c) will affect or eliminate any right to serve process in any other manner permitted by Law.

7.4           WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR PARTIES TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR ANY PORTION OF THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

7.5           Entire Agreement; Amendment. This Agreement (which includes Annex A, the Purchase Agreement and the Ancillary Agreements) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties at any time with respect to any of the terms contained herein. Each party to this Agreement hereby acknowledges that it has not relied on any promise, representation or warranty that is not set forth in this Agreement.

7.6           Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior written consent of the other party; provided, that each Purchaser Party may assign its rights under this Agreement to (a) any Affiliate of such Purchaser Party or (b) to lenders of Company as collateral security for borrowings, at any time whether prior to or following the Closing Date. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

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7.7           Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation”. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars.

7.8           Third-Party Beneficiaries. Each party intends that this Agreement will not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided, however, that notwithstanding this Section 7.8, the provisions of Sections 1.6 and 7.7 will inure to the benefit of the Persons identified therein and may be enforced by such Persons and their respective heirs and personal representatives.

7.9           Incorporation by Reference. Annex A is incorporated into, and made a part of, this Agreement.

7.10         Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

7.11         Waiver. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.12         Force Majeure. No liability shall result from any delay or failure in performance by either party resulting from any cause, condition or event beyond the reasonable control of the party affected, including acts of God, fire, flood, war, and government action, (each a “Force Majeure Event”). Either party claiming the benefit of this Section 7.12 shall promptly notify the other party in writing upon learning of the occurrence of any Force Majeure Event and upon such notice the affected provisions and/or other requirements of this Agreement shall be suspended or reduced by an amount consistent with reductions made to the other operations of such party that are also affected by such Force Majeure Event during the period of such disability. Upon the cessation of such Force Majeure Event, the Provider will use its commercially reasonable best efforts to resume performance of the Services hereunder as soon as reasonably practicable following the Force Majeure Event. If the Force Majeure Event continues to have effect for a period of more than fifteen (15) days, the party not claiming relief under this Section 7.12 shall have the right to terminate the Services affected by such Force Majeure Event immediately upon written notice of such termination to the other party. No party shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event.

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7.13         Counterparts. This Agreement may be executed in counterparts and multiple originals, each of which will be deemed an original, and all of which taken together will be considered one and the same agreement.

7.14         Electronic Delivery. This Agreement, and any amendments hereto or thereto, to the extent actually delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense related to lack of authenticity.

[Remainder of this page is intentionally left blank]

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The Parties have executed and delivered this Agreement as of the date first written above.

PROVIDER:

MIDATECH PHARMA PLC

By:
Name:
Title:

COMPANY:

MIDATECH PHARMA US INC.

By:
Name:
Title:

PURCHASER:

KANWA HOLDINGS, LP

By:
Name:
Title:

Signature Page to Transition Services Agreement

Annex A to Transition Services Agreement

Initial Services

•	Accounting/ERP Systems
o	Reporting and access to data as currently provided to the Company through SAP to allow for a transition to the Company’s new accounting system.
o	Access to data in SAP for Company’s accountants within reason.
o	Support from Provider in migration or transition of related data.

•	IT/Network/Email Systems
o	Reasonable Access to Vorboss to migrate IT, specific areas of the Provider’s network that are used by the Company prior to the Closing, and email systems to the Company’s new provider of IT services.
o	Access and use of the Company’s emails and servers and assistance with migration of data.
o	Access and use of existing hardware (e.g. phones, laptops) contracts under Provider until those contracts can be rolled over to a new provider, including porting over of phone numbers (if necessary).
o	Notwithstanding anything herein to the contrary, to the extent Provider supplies hardware or software licenses, such hardware or software licenses shall, at the Provider’s option, be returned to the Provider once the contracts are rolled over to a new provider or the Services are completed.

•	Marketing
o	Continued use and access to Company and product-related websites, branding, materials, and names (Midatech Pharma US).
o	Transfer of all related websites including midatechphamaus.com and product websites to Company or its IT provider, as administrator of the domains and hosting (or transfer of hosting).
o	Carveout for use of names beyond 12 months for inventory and product that is expected to be sold with the Company’s name.
o	Support from Provider in migration or transition of related data.

A-1

•	Support
o	All other services, reporting, and support provided by Provider and its Affiliates to Company in the ordinary course of business and consistent with such services, reporting and support that was previously provided by Provider in connection with the operation of the Company prior to the Closing.

Additional Services

Company will pay Provider for the following services at an hourly rate to be agreed upon by Company and Provider.

•	Reasonable data requests that are not a part of normal reporting and usage, including the following:
o	Accounting / reporting pulls from SAP that are not a part of standard reporting for the Company as of the date hereof.
o	Updates to the Company and product websites until transfer of ownership and administrative privileges to Company’s IT provider.

A-2